UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Atmos Energy Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2026

Proxy Statement & Notice of Annual Meeting

February 4, 2026 | Dallas, TX

Fueling safe & thriving communities.
ATMOS energy
KIDS | HEROES | NEIGHBORS

Joint Letter from Chairman and President and CEO

December 19, 2025
Dear Shareholder:
We are pleased to invite you to attend the annual meeting of shareholders on Wednesday, February 4, 2026, at 9:00 a.m. Central Standard Time, which will be conducted virtually via webcast. You will be able to attend the meeting, vote your shares, and submit questions by logging on to www.virtualshareholdermeeting.com/ATO2026.
The annual meeting will include a report on our operations and consideration of the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. All shareholders of record as of December 12, 2025, are entitled to vote.
Your vote is very important. Whether you plan to attend the virtual meeting or not, please cast your vote over the internet, by telephone, or by mailing back a proxy card as soon as possible.
Sincerely,

"Atmos Energy is committed to the safety and success of our employees and communities, the environment, delivering a reliable source of energy, and providing exceptional customer service. As Chairman of the Board, I have worked alongside my fellow Directors as we oversee the Company’s Vision to be the safest provider of natural gas services. On behalf of the entire Board of Directors, thank you for your continued support and investment in Atmos Energy."
— Kim Cocklin

Kim R. Cocklin Chairman of the Board	J. Kevin Akers President and Chief Executive Officer

2026 Proxy Statement	1

Vested Common Stock	50
Retirement Plans	50
Retirement Plans Tables	51
Change in Control Severance Agreements	52
Potential Payments Upon Termination or Change in Control	52
CEO Pay Ratio	56
Pay versus Performance	57

PROPOSAL 4

Approval of Amendment to the Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock	61

PROPOSAL 5

Approval of Amendment to the Articles of Incorporation to Provide for Plurality Voting in the Event of a Contested Election	62

PROPOSAL 6

Approval of Amendment to the Articles of Incorporation to Limit the Liability of Certain Officers as Permitted by Texas and Virginia Law	63

PROPOSAL 7

Approval of Amendment to the Articles of Incorporation to Clarify the Indemnification Provisions	64

PROPOSAL 8

Approval of Amendment to the Articles of Incorporation to Remove Obsolete Provisions and Make Certain Other Clarifying, Technical, and Conforming Changes	65

Beneficial Ownership of Common Stock	66

Security Ownership of Certain Beneficial Owners	66
Security Ownership of Directors, Nominees, and Executive Officers	67

Information About the Annual Meeting	68

Proxy Solicitation	69
Shareholder Proposals for the 2027 Annual Meeting	69
Annual Report	70
Other Business	70

Appendix A Amendment to Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock	A-1

Appendix B Amendment to Articles of Incorporation to Provide for Plurality Voting in the Event of a Contested Election	B-1

Appendix C Amendment to Articles of Incorporation to Limit the Liability of Certain Officers as Permitted by Texas and Virginia Law	C-1

Appendix D Amendment to Articles of Incorporation to Clarify the Indemnification Provisions	D-1

Appendix E Amendment to Texas Articles of Incorporation to Remove Obsolete Provisions and Make Certain Other Clarifying, Technical, and Conforming Changes	E-1

Appendix F Amendment to Virginia Articles of Incorporation to Remove Obsolete Provisions and Make Certain Other Clarifying, Technical, and Conforming Changes	F-1

2	Atmos Energy

Notice of Annual Meeting of Shareholders

2026 Annual Meeting Information

MEETING DATE AND TIME: February 4, 2026 9:00 a.m. (Central)	VIRTUAL MEETING LOCATION: Webcast at www.virtualshareholder meeting.com/ATO2026	RECORD DATE: December 12, 2025

Annual Meeting Business
Atmos Energy Corporation’s annual meeting of shareholders will be held February 4, 2026 to:

1	Page 10	2	Page 32	3	Page 34	4	Page 61

Elect the 12 directors named in the proxy statement for one-year terms expiring in 2027		Ratify the Audit Committee’s appointment of Ernst & Young LLP (“Ernst & Young” or “E&Y”) to serve as the Company’s independent registered public accounting firm for fiscal 2026		Approve, on an advisory basis, the compensation of the named executive officers of the Company for fiscal 2025 (“Say-on-Pay”)		Approve Amendment to Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock

Board recommends “FOR” each director		Board recommends “FOR”		Board recommends “FOR”		Board recommends “FOR”

5	Page 62	6	Page 63	7	Page 64	8	Page 65

Approve Amendment to Articles of Incorporation to Provide for Plurality Voting in the Event of a Contested Election		Approve Amendment to Articles of Incorporation to Limit the Liability of Certain Officers as Permitted by Texas and Virginia Law		Approve Amendment to Articles of Incorporation to Clarify the Indemnification Provisions		Approve Amendment to Articles of Incorporation to Remove Obsolete Provisions and Make Certain Other Clarifying, Technical, and Conforming Changes

Board recommends “FOR”		Board recommends “FOR”		Board recommends “FOR”		Board recommends “FOR”

In addition to the above matters, we will transact any other business that is properly brought before the shareholders at the annual meeting.
Attending and Voting at the Annual Meeting
There will be no physical location for the annual meeting. Shareholders may attend, vote, examine the list of shareholders entitled to vote at the annual meeting, and ask questions at the meeting only by logging in at www.virtualshareholdermeeting.com/ATO2026. To participate, you will need your unique control number included on your proxy card or on the instructions that accompanied your proxy materials.
Voting
YOUR VOTE IS VERY IMPORTANT TO US. Shareholders of record of our common stock at the close of business on December 12, 2025, will be entitled to notice of, and to vote at, our meeting. Whether or not you plan to attend the annual meeting, we urge you to vote as soon as possible by one of these methods.

BY INTERNET www.proxyvote.com	BY TELEPHONE 1.800.690.6903	BY MAIL Follow the instructions on your proxy card or voting instruction form

2026 Proxy Statement	3

If you are a beneficial owner of shares held through a broker, bank, or other holder of record, you must follow the voting instructions you receive from the holder of record to vote your shares. Shareholders may also vote during the virtual meeting using the unique control number assigned to him or her. For more information on how to vote your shares, please refer to “Information About the Meeting” beginning on page 68.
Jessica W. Bateman
Senior Vice President,
General Counsel and Corporate Secretary
December 19, 2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on February 4, 2026: This Proxy Statement, along with the Company’s Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, are available at www.proxyvote.com.

4	Atmos Energy

About Atmos Energy

Atmos Energy Corporation, a natural gas-only distributor, is an S&P 500 company headquartered in Dallas. We safely deliver reliable, efficient, and abundant natural gas to approximately 3.4 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our Vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability, and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas.

Our Company	We are a fully regulated, natural gas-only distributor of reliable, efficient, and abundant energy.

Our Vision
Our Vision is for Atmos Energy to be the safest provider of natural gas services. We will be recognized for exceptional customer service, for being a great employer, and for achieving superior financial results.

Our Strategy	Atmos Energy’s strategy is to: •operate our business exceptionally well •invest in our people and our infrastructure •enhance our culture

2026 Proxy Statement	5

Fiscal 2025 Performance Highlights

Financial Results and Accomplishments
In fiscal 2025, Atmos Energy continued to work toward achieving our Vision of being the safest provider of natural gas services. Earnings and earnings per share increased for the 23rd consecutive year. In fiscal 2025, we generated net income of $1,199 million or $7.46 per diluted share. We recorded net income of $1,042.9 million, or $6.83 per diluted share for the year ended September 30, 2024. Capital expenditures for fiscal 2025 totaled approximately $3.6 billion, with 87% of this amount invested to improve the safety and reliability of our distribution and transmission systems.

DILUTED EARNINGS PER SHARE $7.46 23rd Consecutive Year of EPS Growth		DECLARED DIVIDENDS PER SHARE $3.48 Up from $3.22 for FY 2024 41st Consecutive Year of Dividend Growth

14TH YEAR OF ORGANIC GROWTH STRATEGY		EXECUTED OUR REGULATORY STRATEGY

EPS of $7.46 23rd consecutive year of EPS growth	FY 2025 Dividend of $3.48 8.1% growth over FY 2024	Implemented $333.6 million of annualized regulatory outcomes during fiscal 2025

Capital spending of $3.6 billion	Maintained strong balance sheet; equity capitalization of 60% as of September 30, 2025

6	Atmos Energy

Proxy Statement Overview

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider before casting your vote. Please read this entire proxy statement carefully before voting. This proxy statement is first being made available to our Shareholders on or about December 19, 2025.
Director Nominees(a)
We have included summary information about each director nominee in the table below. Each director is elected annually by a majority of votes. See “Nominees for Director” beginning on page 12 for more information regarding our director nominees.

		Director Since	Committees
Name and Primary Occupation	Age		AC	HR	NC	CR	EC
J. Kevin Akers(b) President and Chief Executive Officer, Atmos Energy	62	2019
John C. Ale Former Senior Vice President, General Counsel and Corporate Secretary of Southwestern Energy Company	71	2022
Kim R. Cocklin Chairman of the Board, Atmos Energy	74	2009
Kelly H. Compton Executive Director, The Hoglund Foundation	68	2016
Mitzi H. Coogler Chief Financial Officer, J.T. Harrison Construction Co., Inc.	55
Sean Donohue Former Chief Executive Officer, DFW International Airport	64	2018
Rafael G. Garza Executive Vice Chairman of VBT Financial Corporation and Founder and Executive Vice Chairman of Vantage Bank Texas	65	2016
Edward J. Geiser Executive Managing Partner, Juniper Capital Advisors, L.P.	47	2024
Nancy K. Quinn Independent Energy Consultant	72	2004
Telisa Toliver Former General Manager, Renewable Power, Chevron Pipeline and Power	64	2024
William J. Ware President and Director of Amarillo National Bank	47
Frank Yoho Former Executive Vice President and President of Natural Gas, Duke Energy	66	2020

AC	=	Audit	EC	=	Executive
HR	=	Human Resources		=	Member
NC	=	Nominating and Corporate Governance		=	Chair
CR	=	Corporate Responsibility, Sustainability, & Safety		=	Independent
(a)Richard A. Sampson, Lead Director and Chair of the Human Resources Committee and Executive Committee, reached mandatory retirement age, and therefore is not standing for re-election.
(b)The director is not independent and accordingly is not eligible to be a member of any of the committees except the Executive Committee and/or the Corporate Responsibility, Sustainability, & Safety Committee, pursuant to the rules of the New York Stock Exchange.

2026 Proxy Statement	7

Proxy Statement Overview
Board Highlights

Independence	Tenure

6.5 years Average Tenure
92% of Director Nominees are Independent

Gender	Race/Ethnicity

42% Board Refreshment (last five years)

33% of Director Nominees are Women	17% of Director Nominees are Racially/Ethnically Diverse
Corporate Governance Highlights
Our corporate governance policies and practices promote the long-term interests of our shareholders, strengthen the accountability of our Board of Directors (“Board”) and management, and help build public trust in the Company. Below is a summary of some of the highlights of our corporate governance framework.
BOARD PRACTICES
 independent Lead Director
 separation of Chairman and CEO
 11 of 12 director nominees are independent
 annual election of all directors
 regular executive sessions of independent directors
 comprehensive and strategic risk oversight
 mandatory retirement age for directors
 annual board and committee evaluations
 all committees chaired by independent directors
SHAREHOLDER MATTERS
 robust shareholder engagement
 annual Say-on-Pay vote
 majority voting for director elections
 no poison pill in force
OTHER GOVERNANCE PRACTICES
 executive and director stock ownership guidelines
 clawback policy applicable to all incentive and equity compensation prohibition on hedging or pledging stock

8	Atmos Energy

Proxy Statement Overview
Compensation Highlights

Our compensation programs are designed to both attract and retain top-level executive talent and align the long- and short-term interests of our executives with those of our shareholders.
We received more than 92% shareholder support for our Say-on-Pay vote in 2025, which our Human Resources Committee considers to be among the most important items of feedback about our compensation programs.
We recognize and reward our executive officers through compensation arrangements that directly link their pay to the Company’s performance, and we ensure a strong alignment of interests with our shareholders by including a significant amount of equity in the overall mix of pay. Our pay mix includes base salary, an annual incentive cash bonus plan (“Incentive Plan”), and a long-term incentive plan (“LTIP”) under which we grant time-based and performance-based restricted stock units (“RSUs”).
We received more than 92% shareholder support for our Say-on-Pay vote in 2025

Fiscal 2025 Target Compensation Mix

CEO	Average for Other Named Executive Officers

Key Features of Our Executive Compensation Program

What We Do	What We Don’t Do

 Executive officer awards under the Incentive Plan and performance-based RSUs are generally capped at 200% of target. Awards under both programs are capped at 100% of target if the Company’s total shareholder return (“TSR”) for the performance period is negative.
 Seventy-five percent of LTIP awards are performance-contingent.
 Our clawback policy goes beyond the requirements of Dodd Frank and covers all incentive compensation, including both time-based and performance-based equity awards.
 Executives and directors are subject to share ownership guidelines and retention requirements.
 Our change in control severance arrangements are triggered only by an involuntary job loss or substantial diminution of duties.

 Severance under our change in control severance arrangements does not exceed three times the sum of a named executive officer’s base salary and their most recent Incentive Plan payment.
 We have no employment agreements with our officers.
 We prohibit hedging and pledging of our securities at any time by any employees or directors.
 There is no single trigger vesting of outstanding awards under our LTIP upon a change in control.
 Our change in control severance arrangements do not contain excise tax gross-up payments.
 We have no excessive perquisites for executives.
 We pay dividends on performance-based RSUs when vesting is complete and then only to the extent performance targets are met.

2026 Proxy Statement	9

Proposal 1

Election of Directors
The Board is nominating the 12 individuals below to serve as directors with one-year terms that will expire in 2027. All were recommended for nomination by the Nominating and Corporate Governance Committee (the “Governance Committee”). The names, ages, biographical summaries, and qualifications of the persons who have been nominated to serve as our directors are set forth under “Nominees for Director,” beginning on page 12. Each of the nominees has consented to be a nominee and to serve as a director if elected. The Board currently consists of 11 directors and will be increased to 12 directors as of the annual meeting.
The Board of Directors recommends that our shareholders vote FOR each of the nominees named above for election to the Board.

Qualifications for Directors
Nominees for director must possess, at a minimum, the level of education, experience, sophistication and expertise required to perform the duties of a member of the board of directors of a public company of our size and scope. Once a person is nominated, the committee will assess the qualifications of the nominee, including an evaluation of his or her judgment and skills. The Board has adopted guidelines outlining the qualifications and skills considered when considering non-employee director nominees, which are discussed in our Corporate Governance Guidelines on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports. At a minimum, the Board believes that each non-employee director should have a basic understanding of the principal operational and financial objectives, plans, and strategies of the Company, the results of operations and financial condition of the Company and of any significant subsidiaries or business segments, and the relative standing of the Company and its business segments in relation to its competitors.

Qualifications and skills considered by the Board

•Outstanding achievement in personal careers
•Prior board experience
•Wisdom, integrity and ability to make independent, analytical inquiries
•Understanding of our business environment
•Willingness to devote adequate time to board duties

•Understanding of principal operational and financial objectives, plans, and strategies of a corporation or organization of our stature
•Understanding of results of operations and financial condition of an organization and of any significant subsidiaries or business segments
•Understanding of an organization and its business segments in relation to its competitors

Approach to Diversity
The Board and the Governance Committee believe it is important that our directors represent a variety of diverse viewpoints, backgrounds, skills, and experiences. Our Corporate Governance Guidelines provide that the Governance Committee shall evaluate each director’s continued service on the Board, at least annually, by considering the appropriate skills and characteristics of members of the Board in the context of the then current makeup of the Board. The Board is committed to balance and diversity on the Board and will not discriminate on the basis of race, color, religion, sex, sexual orientation, marital status, gender identity, age, national origin, genetic information, disability, protected veteran status, or other legally protected characteristics in selecting nominees. It is also the practice of the committee to consider these factors when screening and evaluating candidates for nomination to the Board.

10	Atmos Energy

Proposal One: Election of Directors
Director Nominees’ Skills, Experience and Attributes

Experience													% of Board

Industry Experience													58%

Safety													50%

Regulatory/Policy													50%

Strategy/M&A													83%

Finance/Accounting													67%

Independent													92%

Diversity													42%

Public Company Leadership Experience													42%

Public Company Board Experience													33%

Background
Years Serving	6	3	16	9	0	7	9	1	21	1	0	5
Age	62	71	74	68	55	64	65	47	72	64	47	66
Gender	M	M	M	F	F	M	M	M	F	F	M	M
Race/Ethnicity
Hispanic
African American/Black
White

2026 Proxy Statement	11

Proposal One: Election of Directors
Nominees for Director
Each of the following current directors was last elected by shareholders at the 2025 annual meeting of shareholders except Ms. Mitzi Coogler and Mr. William Ware, who are new director nominees identified by current Board members. Mr. Richard Sampson is not standing for reelection because he has reached mandatory retirement age. Each of the nominees has been nominated to serve a one-year term on the Board of Directors with such term expiring in 2027.

J. Kevin Akers President and Chief Executive Officer, Atmos Energy Director since 2019 Age: 62	PROFESSIONAL BACKGROUND
•President and Chief Executive Officer since October 2019
•Executive Vice President from November 2018 through September 2019
•Senior Vice President, Safety and Enterprise Services from January 2017 through November 2018
•President of the Kentucky/Mid-States Division of the Company from May 2007 through December 2016 •President of the Company’s Mississippi Division from 2002 to 2007

QUALIFICATIONS
Mr. Akers has more than 35 years’ experience in the natural gas industry, including 34 with the Company. Over the course of his career, he has gained extensive management and operational experience. Such experience and management skills, as well as his demonstration of those attributes discussed in the “Qualifications for Directors” section, has led the Board to nominate Mr. Akers to continue serving as a director of Atmos Energy.

John C. Ale Former Senior Vice President, General Counsel and Corporate Secretary of Southwestern Energy Company Independent Director since 2022 Age: 71	PROFESSIONAL BACKGROUND
•Senior Vice President, General Counsel and Corporate Secretary of Southwestern Energy Company, an independent energy company engaged in natural gas, natural gas liquids and oil exploration, development, production, and marketing, from November 2013 to June 2020
•Vice President and General Counsel of Occidental Petroleum Corporation from April 2012 to August 2013

•External counsel to the energy industry as a partner with Skadden, Arps, Slate, Meagher & Flom LLP and Vinson & Elkins LLP
•Executive Director and General Counsel of Azurix Corp., a global water company, from December 1998 to January 2002

QUALIFICATIONS
Mr. Ale has more than 40 years’ experience in the energy and utility sectors. In addition to his display of the attributes discussed in the “Qualifications for Directors” section, his substantial experience in the energy sector, and knowledge of environmental, social, governance, and cyber security issues relating to the industry, has led the Board to nominate Mr. Ale to continue serving as a director of Atmos Energy.
BOARD COMMITTEES:
Nominating and Corporate Governance and Corporate Responsibility, Sustainability, & Safety

12	Atmos Energy

Proposal One: Election of Directors

Kim R. Cocklin Chairman of the Board, Atmos Energy Independent Director since 2009 Age: 74	PROFESSIONAL BACKGROUND
•Chairman of the Board since December 2020
•Executive Chairman of the Board from October 2017 to December 2020
•Chief Executive Officer or President and Chief Executive Officer from October 2010 to September 2017
•President and Chief Operating Officer from October 2008 to September 2010

•Senior Vice President, Regulated Operations from October 2006 to September 2008
•Senior Vice President from June 2006 to September 2006
•Various leadership roles within leading natural gas industry associations, including the Southern Gas Association and the American Gas Association

QUALIFICATIONS
Mr. Cocklin has over 35 years’ experience in the natural gas industry, most of that serving in senior management positions at Atmos Energy, Piedmont Natural Gas Company, and The Williams Companies. Due to his professional experience in the energy industry and leadership roles with Atmos Energy, other energy companies and industry associations, his strong background in the natural gas industry, including interstate pipeline companies, local distribution companies, and gas treatment facilities, his extensive experience in rates and regulatory matters, business development and Sarbanes-Oxley compliance matters, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Cocklin to continue serving as a director of Atmos Energy.

Kelly H. Compton Executive Director, The Hoglund Foundation Independent Director since 2016 Age: 68	PROFESSIONAL BACKGROUND
•Executive Director of The Hoglund Foundation, which partners with education and family support agencies in Dallas, Texas, since 1992
•Vice President of Commercial Lending for NationsBank Texas and its predecessors from 1979 to 1992
•Board of Trustees for Southern Methodist University and the Board of Trustees for The Perot Museum of Nature and Science

QUALIFICATIONS
As a result of Ms. Compton’s leadership abilities and experience in public and private finance, development and strategic matters, her experience as a philanthropic leader for over 30 years, her understanding of the impact of organizations on communities, and her possession of those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Ms. Compton to continue serving as a director of Atmos Energy.
BOARD COMMITTEES:
Human Resources and Corporate Responsibility, Sustainability, & Safety

2026 Proxy Statement	13

Proposal One: Election of Directors

Mitzi H. Coogler Chief Financial Officer, J.T. Harrison Construction Co., Inc. Independent Age: 55	PROFESSIONAL BACKGROUND
•Chief Financial Officer of J.T. Harrison Construction Co., Inc. since November 2023
•Certified Public Accountant at Mitzi H. Coogler, CPA since January 2014
•Chief Executive Officer and Board member of Southeast Cancer Network, Inc. from 2017 to 2021
•Chief Financial Officer of various closely held businesses from 2018 to 2022 •Certified Public Accountant, staff accountant to managing partner from 1994 to 2014

OTHER PUBLIC COMPANY BOARDS
Birchtech Corp.
QUALIFICATIONS
In her role as Chief Financial Officer of J.T. Harrison Construction Co., Inc., Ms. Coogler is responsible for overseeing financial processes, procedures, and results. This experience, in addition to Ms. Coogler’s experience on the Audit Committee of Birchtech Corp., as well as her possession of those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Ms. Coogler to serve as a director of Atmos Energy.

Sean Donohue Former Chief Executive Officer, DFW International Airport Independent Director since 2018 Age: 64	PROFESSIONAL BACKGROUND
	•Former Chief Executive Officer of Dallas Fort Worth International Airport from 2013-2025 •Chief Operating Officer for Virgin Australia Airlines from 2010 to 2013	•Various executive roles for United Airlines from 1985 to 2010

QUALIFICATIONS
In his role as Chief Executive Officer of Dallas Fort Worth International Airport, Mr. Donohue was responsible for the airport’s management, operation, and future strategy and development. This, as well as Mr. Donohue’s leadership abilities and experience in strategy and development matters, in addition to displaying those attributes discussed in the “Qualifications for Directors” section, led the Board to nominate Mr. Donohue to continue serving as a director of Atmos Energy.
BOARD COMMITTEES:
Nominating and Corporate Governance and Corporate Responsibility, Sustainability, & Safety

14	Atmos Energy

Proposal One: Election of Directors

Rafael G. Garza Executive Vice Chairman of VBT Financial Corporation; and Founder and Executive Vice Chairman of Vantage Bank Texas Independent Director since 2016 Age: 65	PROFESSIONAL BACKGROUND
•Executive Vice Chairman of VBT Financial Corporation and Founder and Executive Vice Chairman of Vantage Bank Texas since 2018
•Founder of RGG Capital Partners, LLC and Bravo Equity Partners, LP, private investment companies, from 2000 to 2024

•17 years’ experience with E&Y from 1982 to 2000, including various Senior Leadership positions with E&Y’s Assurance and Corporate Finance Consulting divisions
•Member of Boards of Texas Christian University, the Modern Art Museum of Fort Worth and Baylor Scott & White Holdings

QUALIFICATIONS
Due to Mr. Garza’s involvement in private investments, banking, and corporate finance, he has significant experience in audit, complex financial matters, mergers and acquisitions, and financial strategy. Because of Mr. Garza’s in-depth experience with financial management and strategic planning, his leadership abilities and his possession of the attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Garza to continue serving as a director of Atmos Energy.
BOARD COMMITTEES:
Audit, Nominating and Corporate Governance (Chair), and Executive

Edward J. Geiser Executive Managing Partner, Juniper Capital Advisors, L.P. Independent Director since 2024 Age: 47	PROFESSIONAL BACKGROUND
	•Executive Managing Partner of Juniper Capital Advisors, L.P. since 2015 •Chairman of the Board of Ranger Oil Corporation from January 2021 to June 2023	•Former Head of Nominating, Environmental, Social and Governance Committee for Ranger Oil Corporation •Former Member of Compensation Committee for Ranger Oil Corporation

QUALIFICATIONS
In his position as Executive Managing Partner of Juniper Capital Advisors, L.P., Mr. Geiser has led its Investment Committee, set strategic direction and priorities, overseen existing investments and analyzed potential new investments, overseen fundraising efforts, and overseen firm administration. Based upon his business experience in investment banking and the energy industry, in particular, his past experience as Chairman of the Board, Head of Nominating, Environmental, Social and Governance Committee, and member of the Compensation Committee for Ranger Oil Corporation, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Geiser to continue serving as a director of Atmos Energy.
BOARD COMMITTEES:
Human Resources and Corporate Responsibility, Sustainability, & Safety

2026 Proxy Statement	15

Proposal One: Election of Directors

Nancy K. Quinn Independent Energy Consultant Independent Director since 2004 Age: 72	PROFESSIONAL BACKGROUND
•Independent energy consultant since July 1996, providing senior financial and strategic advice, primarily to clients in the energy and natural resources industries
•Prior to 2000, Senior advisory role with the Beacon Group, focusing on energy industry private equity opportunities and merger and acquisition transactions
•Previous leadership positions at PaineWebber Incorporated and Kidder, Peabody & Co. Incorporated

•Current and previous Board leadership positions including Chair of the Audit Committee, Chair of the HR Committee, and Lead Director
•Previous member of the Boards of Helix Energy Solutions Group, Louis Dreyfus Natural Gas Corp. and DeepTech International Inc.

QUALIFICATIONS
The Board has nominated Ms. Quinn, based upon her considerable experience in the natural gas industry, her demonstrated leadership abilities as a board leader in several public companies and her exhibition of those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Ms. Quinn to continue serving as a director of Atmos Energy.
BOARD COMMITTEES:
Audit (Chair), Human Resources, and Executive

Telisa Toliver Former GM, Renewable Power, Chevron Pipeline and Power Independent Director since 2024 Age: 64	PROFESSIONAL BACKGROUND
	•General Manager, Renewable Power, Chevron Pipeline and Power from 2019 to 2024 •Vice President, Business and Commercial Development, Chevron Pipeline and Power from 2017 to 2019	•Senior Vice President, Business Development and Strategy, Chevron Pipe Line Company from 2011 to 2017 •Vice President, Commercial Development, Chevron Pipe Line Company from 2006 to 2011

QUALIFICATIONS
From her management positions with Chevron Pipeline and Power and Chevron Pipe Line Company, Ms. Toliver has extensive experience in the oil and gas industry, including human resources management, organizational design, sustainability, safety, risk management, governance, and strategic planning. Based upon this experience, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Ms. Toliver to continue serving as a director of Atmos Energy.
BOARD COMMITTEES:
Audit and Human Resources

16	Atmos Energy

Proposal One: Election of Directors

William J. Ware President and Director of Amarillo National Bank Independent Age: 47	PROFESSIONAL BACKGROUND
•President and Director of Amarillo National Bank since 2016 •Amarillo National Bank Board of Directors since 2008
•Amarillo National Bank primary regulatory contact: Office of the Comptroller of Currency, Dallas Federal Reserve Bank, and the Federal Deposit Insurance Corporation
•Founding Director of Lone Star State Bank from 2007 to 2019

QUALIFICATIONS
Mr. Ware has developed substantial knowledge of the financial services industry during his over 20-year career with a nationally recognized banking institution. Mr. Ware has a strong background in assessing and overseeing complex financial matters, as well as leadership experience in marketing, strategic planning, and communications. He has also served on numerous boards and committees, including Chair of the SMU 21st Century Advisory Council, Incoming Chair of the Amarillo Area Foundation, West Texas A&M University Foundation, CDIAC Committee of the Dallas Federal Reserve Bank, and BSA Hospital Advisory Board.
Due to his valuable insight into financial-related matters gained though his extensive banking industry experience, as well as his possession of those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Ware to serve as a director of Atmos Energy.

Frank Yoho Former Executive Vice President and President of Natural Gas, Duke Energy Independent Director since 2020 Age: 66	PROFESSIONAL BACKGROUND
•Executive Vice President and President of Natural Gas of Duke Energy from 2016 to September 2019 •Previously Senior Vice President and Chief Commercial Officer of Piedmont Natural Gas
•Previously served on the boards of the American Gas Association, Southern Gas Association and Energy Production and Infrastructure Center (EPIC) at UNC Charlotte and the board of trustees for the Institute of Gas Technology

QUALIFICATIONS
Mr. Yoho has more than 35 years’ experience in the natural gas industry in a variety of roles that included marketing, business development, and gas supply. He was instrumental in the integration of Piedmont Natural Gas into Duke Energy and oversaw operations, commercial, regulatory, and community responsibilities for all aspects of the natural gas business for Duke Energy. In light of Mr. Yoho’s knowledge and expertise in the energy industry and leadership abilities developed at Duke Energy, Piedmont Natural Gas, and industry associations, as well as his demonstration of those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Yoho to continue serving as a director of Atmos Energy.
BOARD COMMITTEES:
Audit, Corporate Responsibility, Sustainability, & Safety (Chair), and Executive

2026 Proxy Statement	17

Corporate Governance and Other Board Matters

Overview
Board and Committee Meetings in 2025
In fiscal 2025, the Board held five meetings. Each of the directors attended at least 75% of the total meetings of the Board and the Committees on which he or she served. In addition, we strongly support and encourage each member of our Board to attend our annual meeting of shareholders. Except for one member of the Board who had technical issues, all members of the Board attended our annual meeting of shareholders on February 5, 2025.
Independent Board Oversight
The Board’s leadership structure is designed so that independent directors exercise oversight of the Company’s management and key issues related to strategy and risk. Only independent directors serve on our Audit Committee, Human Resources Committee (“HR Committee”) and Governance Committee, and all standing Board committees are chaired by independent directors.
Executive Sessions
Independent directors regularly hold executive sessions of the Board led by the Lead Director outside the presence of the Chairman, the President and CEO, or any other Company employee, and they generally meet in a private session with the Chairman and the President and CEO at regularly scheduled Board meetings.
Board Engagement
The Board welcomes the regular attendance at each Board meeting of the Company’s executive officers who are not members of the Board. Additionally, the Board (both as a whole and each director individually) and each Board committee has complete access to the Company’s management. The Board encourages the executive officers to bring non-executive managers to Board meetings, from time to time, who can provide additional insight into the items being discussed because of personal involvement in these areas as well as represent non-executive managers with future potential that the senior management believes should be given exposure to the Board.
Corporate Governance Guidelines
In accordance with, and pursuant to, the corporate governance standards of the New York Stock Exchange (“NYSE”), the Board has adopted and periodically updates our Corporate Governance Guidelines, which govern the structure and proceedings of the Board and contain the Board’s position on many governance issues. The Corporate Governance Guidelines are available on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.

18	Atmos Energy

Corporate Governance and Other Board Matters
Board Leadership Structure
The Company’s Corporate Governance Guidelines provide that our Board has the right to exercise its discretion to either separate or combine the offices of the Chairman of the Board and the CEO. This decision is based upon the Board’s determination of what is in the best interests of the Company and its shareholders, in light of the circumstances and taking into consideration succession planning, skills and experience of the individuals filling those positions, and other relevant factors. The current leadership structure is based on the experienced leadership provided by a Chairman of the Board (currently Mr. Cocklin) and a full-time President and CEO (currently Mr. Akers), with both positions being subject to oversight and review by the Company’s independent directors. The Board recognizes that if the circumstances change in the future, other leadership structures might also be appropriate and it has the discretion to revisit this determination of the Company’s leadership structure.
The Board’s leadership structure is designed so that independent directors exercise oversight of the Company’s management and key issues related to strategy and risk. Only independent directors serve on our Audit Committee, HR Committee, and Governance Committee, and all standing Board committees are chaired by independent directors. Additionally, independent directors regularly hold executive sessions of the Board led by the Lead Director (defined below) outside the presence of the Chairman, the President and CEO or any other Company employee, and they generally meet in a private session with the Chairman and the President and CEO at regularly scheduled Board meetings.
Each year, the independent directors of the Board select an independent director to serve as a Lead Director. The Lead Director is expected to consult with the chairs of the appropriate Board committees and solicit their participation. The Lead Director also has the authority to call meetings of the independent directors as well as the non-management directors, and if requested by major shareholders, will ensure that he or she is available for consultation and direct communication. In February 2025, the independent directors of the Board designated Mr. Richard A. Sampson as the Lead Director. Mr. Sampson reached mandatory retirement age in December 2025, so he will not stand for re-election at the 2026 annual meeting of shareholders.
Board Committees
Atmos Energy’s Board committee structure is organized around key strategic issues to facilitate oversight of management. Committee Chairs regularly coordinate with one another to ensure appropriate information sharing. To further facilitate information sharing, all committees provide a summary of significant actions to the full Board. As required under our Corporate Governance Guidelines, each standing committee conducts an annual self-evaluation and review of its charter.

AUDIT COMMITTEE

Nancy K. Quinn (Chair) Rafael G. Garza Telisa Toliver Frank Yoho Meetings Held in Fiscal 2025: 5
Primary Responsibilities
•Oversees our accounting and financial reporting processes and procedures
•Reviews the scope and procedures of the internal audit function
•Appoints our independent registered public accounting firm
•Responsible for the oversight of its work and the review of the results of its independent audits
•Oversees the Company’s cybersecurity risk
The Audit Committee charter is available on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.
The Board has determined that each member of the Audit Committee satisfies the independence requirements of the NYSE and SEC applicable to members of an audit committee.
All members are financially literate within the meaning of NYSE listing rules.
The Board has determined that the following individuals are each an audit committee financial expert, as defined by the SEC: Mr. Garza, Ms. Quinn, Ms. Toliver, and Mr. Yoho.

2026 Proxy Statement	19

Corporate Governance and Other Board Matters

HUMAN RESOURCES COMMITTEE

Richard A. Sampson (Chair) Kelly H. Compton Edward J. Geiser Nancy K. Quinn Telisa Toliver Meetings Held in Fiscal 2025: 4
Primary Responsibilities
•Reviews and makes recommendations to the Board regarding executive compensation policy and strategy and specific compensation recommendations for the President and CEO, as well as our other officers
•Determines, develops and makes recommendations to the Board regarding succession planning and other related matters concerning our President and CEO and other officers
•Administers our LTIP and our Incentive Plan and oversees the Company’s human capital management
The Human Resources Committee charter is available on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.
The Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC applicable to members of a compensation committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Rafael G. Garza (Chair) John C. Ale Sean Donohue Richard A. Sampson Meetings Held in Fiscal 2025: 2
Primary Responsibilities
•Makes recommendations to the Board regarding the nominees for director to be submitted to our shareholders for election at each annual meeting of shareholders
•Selects candidates for consideration by the full Board to fill any vacancies on the Board which may occur from time to time
•Oversees all of our corporate governance matters
The Nominating and Corporate Governance Committee charter is available on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.
The Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC.

20	Atmos Energy

Corporate Governance and Other Board Matters

CORPORATE RESPONSIBILITY, SUSTAINABILITY, & SAFETY COMMITTEE

Frank Yoho (Chair) John C. Ale Kelly H. Compton Sean Donohue Edward J. Geiser Meetings Held in Fiscal 2025: 3
Primary Responsibilities
•Oversees and supports the Company’s Vision to be the safest provider of natural gas services
•Oversees matters relating to responsibility and sustainability, which includes the Company’s AtmoSpirit safety culture, its safety management systems, environmental matters, approach to corporate social responsibility, and activities related to stakeholder engagement and philanthropy
•Overseeing management’s monitoring of significant public issues that may be pertinent to the Company and its stakeholders
•Overseeing the Company’s sustainability goals
The Corporate Responsibility, Sustainability, & Safety Committee charter is available on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.

EXECUTIVE COMMITTEE

Richard A. Sampson (Chair) Rafael G. Garza Nancy K. Quinn Frank Yoho Meetings Held in Fiscal 2025: 0
Primary Responsibilities
•May exercise all of the powers of the Board of Directors during the intervals between the Board’s meetings, subject to certain limitations and restrictions as set forth in the Company’s Bylaws or as may be established by resolution of the Board from time to time
The Executive Committee charter is available on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.

2026 Proxy Statement	21

Corporate Governance and Other Board Matters
Independence of Directors
Our Corporate Governance Guidelines and the listing requirements of the NYSE each require that a majority of the Board be comprised of “independent” directors, as defined from time to time by law, NYSE standards, and any specific requirements established by the Board. A director may be determined to be independent only if the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder, or officer of the Company. To assist it in making its determination of the independence of each of its non-employee members, the Board has adopted its Categorical Standards of Director Independence (“Standards”). The Standards specify the criteria by which the independence of our non-employee directors will be determined and the types of relationships the Board has determined to be categorically immaterial, including relationships of such directors and their immediate families with respect to past employment or affiliation with the Company, our management, or our independent registered public accounting firm. The Standards and our Guidelines are posted on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.
The Governance Committee considers all relevant facts and circumstances in evaluating the independence of directors, including without limitation, written responses to submitted questionnaires completed annually by each of our directors. On the basis of this information, the Governance Committee advised the full Board of its conclusions regarding director independence. After considering the committee’s recommendation, for fiscal 2025, the Board affirmatively determined that each of the Company’s directors other than Mr. Akers is independent in accordance with applicable NYSE and Securities and Exchange Commission (“SEC”) independence rules and requirements and the standards described above. The Board determined that Mr. Akers is not independent because he is the President and Chief Executive Officer of the Company.
Board Evaluation Process
The Board is committed to assessing its own performance as a board in order to identify its strengths as well as areas in which it may improve its performance. The self-evaluation process, which is established by the Governance Committee, involves the completion of annual written questionnaires of the Board and its committees, review and discussion of the results of the evaluations by both the committee and full Board, and consideration of action plans to address any issues.

1	2	3

Questionnaire	Results shared	Feedback incorporated

Each director completes and submits a written questionnaire for the Board and each committee on which the director serves, providing numeric ratings and feedback regarding various aspects of the composition and performance of the Board and the committees.
	The results are reviewed and assembled into documents for the Board and for each committee by the corporate secretary and included in the Board and committee meeting materials.	The Board and each committee reviews and discusses its respective results and determines whether it is appropriate to make membership or process changes.

22	Atmos Energy

Corporate Governance and Other Board Matters
Board Succession Planning
Identifying and Evaluating Nominees for Directors
The Governance Committee is primarily responsible for identifying and evaluating nominees for director. Periodically, the Chairman of the Board, Lead Director, and CEO discuss with the Chair of the Governance Committee the Board’s compositional needs and criteria for the selection of candidates to serve as directors. The Lead Director is expected to consult with the chairs of the Board committees and solicit their participation as well. The Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Governance Committee will consider candidates that come to their attention through current Board members, professional search firms, shareholders, or other persons. The Governance Committee may interview potential candidates to further assess the qualifications possessed by the candidates and their ability to serve as a director. The Committee will consider and make recommendations to the Board regarding the nominees to be submitted to the Company’s shareholders for election at each annual meeting. The Board is committed to balance and diversity on the Board and will not discriminate on the basis of race, color, religion, sex, sexual orientation, marital status, gender identity, age, national origin, genetic information, disability, protected veteran status, or other legally protected characteristics in selecting nominees.

Retirement Policy The Company’s directors are required to retire from the Board at the annual meeting of shareholders immediately following their 75th birthday.

Shareholder Nominees
If a shareholder wishes to nominate a candidate for election to the Board at the annual meeting, he or she should write to the Corporate Secretary, Atmos Energy Corporation, 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240, which is our principal executive office, not earlier than October 7, 2026, and not later than the close of business on November 6, 2026. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the Company’s Bylaws.

2026 Proxy Statement	23

Corporate Governance and Other Board Matters
Board Oversight Responsibilities
Strategy
The Board represents the shareholders’ interest in perpetuating a successful business and optimizing long-term financial returns, taking into account applicable legal requirements and ethical considerations, by providing effective oversight of the Company’s business. In furtherance of that responsibility, the Board is responsible for overseeing management on the topics below:

SUCCESSION PLANNING FOR CEO AND OTHER CORPORATE OFFICERS
The Board, with assistance from the HR Committee, has the responsibility to select, evaluate the performance of, and make decisions about the retention of the CEO and other corporate officers. The Board also reviews the succession plans for the CEO and other corporate officers, including the plans in the event of an emergency involving the CEO.

STRATEGIC PLANS AND OPERATING PLANS AND BUDGETS
The Board is responsible for overseeing and understanding the Company’s strategic plans from inception through development and execution. The Board also is responsible for overseeing and understanding the Company’s annual operating plans and annual budgets and for monitoring whether these plans are being implemented effectively and within budgetary limits. The Board meets each year in a special offsite meeting to discuss these matters.

OVERSIGHT OF INDEPENDENT AUDITORS AND FINANCIAL STATEMENTS
The Audit Committee has the sole responsibility to appoint and compensate the Company’s independent registered public accounting firm that audits the Company’s financial statements and to pre-approve the engagement terms and the provision of any audit and non-audit services performed by such accounting firm for the Company. The Audit Committee will have direct responsibility, and the Board will have a corresponding and supplemental responsibility, for monitoring the performance of such accounting firm and guarding against any compromise of its independence, as well as overseeing the financial statements prepared by management, with the goal of assuring that they fairly present the Company’s financial condition, results of operations, cash flows, and related risks in a clear and understandable way.

ADVISING MANAGEMENT ON SIGNIFICANT ISSUES
The Board is responsible for utilizing the broad range of experiences and perspectives of directors to advise and counsel management, both in meetings and in informal consultations, on significant issues facing the Company.

REVIEW AND APPROVE SIGNIFICANT COMPANY ACTIONS
The Board is responsible under state corporate law to review and approve significant actions by the Company, including the selection of corporate officers, declaration of dividends, and major transactions.

NOMINATING DIRECTORS AND OVERSEEING EFFECTIVE CORPORATE GOVERNANCE
The Board and the Governance Committee are responsible for (a) evaluating and nominating directors and members of Board committees, (b) overseeing the structure and practices of the Board and the committees, and (c) overseeing other corporate governance matters.

CONSIDERATION OF OTHER STAKEHOLDERS
In addition to fulfilling its obligation to increase shareholder value, the Board should consider the impact of various actions and decisions on the Company’s customers, employees, suppliers, and the communities where it operates.

24	Atmos Energy

Corporate Governance and Other Board Matters
Risk Management
Oversight Framework
The Board is actively involved in the oversight of material risks that could affect the Company. This Board conducts a significant amount of its oversight responsibilities through committees of the Board pursuant to the charters of each committee. The full Board has retained responsibility for oversight of strategic risks. The Board satisfies this responsibility through reports by each Committee Chair regarding the committee’s consideration and actions, as well as through regular reports directly from employees responsible for management of particular risks within the Company.
Integrated Risk Management
Atmos Energy’s integrated risk management (“IRM”) framework supports the Company’s Vision to be the safest provider of natural gas services by providing a consistent approach for the Company to identify and address risk. We actively engage internal and external experts to assist us with integrating our IRM process into our structure, operations, and business processes. The Risk Management and Compliance Committee (“RMCC”), which is overseen by the Management Committee, is charged with oversight of enterprise-wide risk management across all categories, including safety, security, and cybersecurity. The RMCC also has oversight of the Quality Assurance, ACTS (our integrated Safety Management System), and Management of Change frameworks. The Management Committee is comprised of the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Senior Vice President, Utility Operations, Senior Vice President, General Counsel & Corporate Secretary, Senior Advisor, and Senior Vice President, Human Resources.
Cybersecurity
We continuously assess our risk of cyber threats to adapt quickly to the ever-changing challenges and risks surrounding cybersecurity. Atmos Energy has implemented policies, procedures, and controls to identify, protect, detect, and respond to cyberattacks or acts of online terrorism. Atmos Energy is also subject to the U.S. Department of Homeland Security Transportation Security Administration (“TSA”) security directive for our natural gas pipeline monitoring and control systems. To learn more about our cybersecurity efforts, see our Annual Report on Form 10-K for the fiscal year ended September 30, 2025.
Corporate Responsibility and Sustainability
Operating our business safely, ethically, and transparently, and meeting our responsibilities to the environment, to our employees, and to the communities in which we operate and live, are among our highest priorities. To learn more about our corporate responsibility and sustainability efforts, see our Corporate Responsibility and Sustainability Report at https://www.atmosenergy.com/sustainability.

2026 Proxy Statement	25

Corporate Governance and Other Board Matters
CEO and Management Succession Planning
The Board is actively engaged and involved in succession planning, including detailed discussions of the Company’s leadership and succession plans for key positions at the corporate officer level. As part of these activities, the Board engages in a robust CEO succession planning process, including reviewing development plans for potential CEO candidates and engaging with potential successors at Board meetings and in less formal settings to allow directors to personally assess candidates.
Succession planning does not stop with corporate officers. We perform succession planning annually throughout the organization to ensure that we are building a strong bench of talent capable of performing at the highest levels. Not only is talent identified, but potential paths of development are also discussed to ensure that employees have an opportunity to build their skills and are well-prepared for future roles. The strength of our succession planning process is evident through our long history of promoting our senior leadership from within the organization.
Shareholder Engagement
We believe that maintaining an active dialogue with our shareholders is important to our commitment to deliver sustainable, long-term value to our shareholders. We engage with shareholders on a variety of topics throughout the year to ensure we are addressing questions and concerns, to seek input, and to provide perspective on our policies and practices. We also engage with proxy and other advisory firms that represent the interests of various shareholders. Shareholder feedback is regularly reviewed and considered by the Board and is reflected in adjustments or enhancements to our policies and practices. We remain committed to investing time with our shareholders to maintain transparency and to better understand their views on key issues.

26	Atmos Energy

Corporate Governance and Other Board Matters
Other Governance Policies and Practices
Code of Conduct
The Board has adopted and periodically updates the Code of Conduct for our directors, officers, and employees. The Code of Conduct provides guidance to the Board and management in areas of ethical business conduct and risk and provides guidance to employees and directors by helping them to recognize and deal with ethical issues including, but not limited to (i) conflicts of interest, (ii) gifts and entertainment, (iii) confidential information, (iv) fair dealing, (v) protection of corporate assets, and (vi) compliance with rules and regulations. We have provided to our directors, officers, employees, customers, and any other member of the public a toll-free compliance helpline and website by which they may report on an anonymous basis any suggestions, recommendations, questions, observations of unethical behavior, or any suspected violations of our Code of Conduct. A copy of the Code of Conduct may be found on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.
Insider Trading Policy
The Board has adopted an insider trading policy applicable to our directors, officers, employees, and certain persons and entities, as well as to the Company itself, that we believe is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the NYSE listing standards. To learn more about our insider trading policy, see our Annual Report on Form 10-K for the fiscal year ended September 30, 2025.
Related Party Transactions Review and Approval Policy
The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. As a result, the Board prefers to avoid related party transactions, while also recognizing that there are situations where related party transactions may be in the best interests of or may not be inconsistent with the best interests of the Company and its shareholders. The Board has adopted and periodically reviews written guidelines with respect to related party transactions and has delegated to the Governance Committee the responsibility to review and, if not adverse to the Company’s best interests, approve, related party transactions. Under the guidelines, a related party transaction is any transaction (or series of related transactions) involving the Company and in which the amount involved exceeds $100,000 and a related person has a direct or indirect material interest. A “related person” is:
•A director or executive officer of the Company;
•A shareholder who beneficially owns more than 5% of the Company’s stock or any immediate family member of such shareholder;
•An immediate family member of any of the Company’s directors or executive officers; or
•A company or charitable organization or entity in which any of these persons has a role similar to that of an officer or general partner or beneficially owns 10% or more of the entity.
Under the guidelines, all executive officers, directors, and director nominees are required to identify, to the best of their knowledge after reasonable inquiry, business and financial affiliations involving themselves or their immediate family members, which could reasonably be expected to give rise to a related person transaction. Executive officers, directors, and director nominees are required to advise the Corporate Secretary promptly of any change in the information provided and are asked periodically to review and reaffirm this information.
In accordance with the guidelines, the Governance Committee reviews the material facts of all related person transactions and either approves or disapproves of the entry into any such transaction.
The Governance Committee has considered and adopted standing pre-approvals under the guidelines for limited types of transactions that meet specific criteria. Such pre-approved transactions are limited to:
•certain transactions in the ordinary course of business with an entity for which a related person serves as an employee or director, provided the aggregate amount involved in any such transactions during any particular fiscal year does not exceed the greater of (a) $1 million or (b) two percent (2%) of the entity’s gross revenues for the most recently completed fiscal year;
•certain charitable contributions made to a foundation, university, or other charitable organization for which a related person serves as an employee or a director, provided the aggregate amount of contributions during any particular fiscal year does not exceed the greater of (a) $500,000 or (b) two percent (2%) of the charitable organization’s annual receipts for its most recently completed fiscal year;
•employment by the Company of a family member of an executive officer whose compensation will not exceed $120,000 in a fiscal year, provided the executive officer does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member; and
•payments under the Company’s employee benefit plans and other programs that are available generally to the Company’s employees.

2026 Proxy Statement	27

Corporate Governance and Other Board Matters
State Street is a beneficial owner of more than five percent (5%) of the Company’s common stock outstanding as of the record date of December 12, 2025. During fiscal 2025, State Street (i) acted as trustee of several benefits plans and trusts; (ii) provided fiduciary services for a benefits plan; and (iii) provided retiree benefit payment processing services for several benefits plans and trusts, for which the Company paid a total of approximately $100,000 in fees. For the Atmos Energy Corporation Master Retirement Trust (the “Master Trust”), State Street (i) acted as trustee; (ii) provided fiduciary services for a benefit plan; (iii) provided retiree benefit processing services for a benefit plan whose assets are held in the Master Trust; and (iv) provided investment management services relating to assets held in the Master Trust. For such services, the Master Trust paid a total of approximately $375,000 in fees during fiscal 2025. All such services provided to the Company and the Master Trust were made in the ordinary course of business and on substantially the same terms as other comparable transactions with third parties.
Communication with the Board
Communications to the Board, any Board committee, the independent directors, or any individual director (including the Lead Director) may be sent to the Board of Directors, Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas 75265-0205. Communications may also be sent by email to boardofdirectors@atmosenergy.com. If you wish to contact the Lead Director or the independent directors on an anonymous and confidential basis, you may do so by contacting the Company’s Compliance Helpline at 1-866-543-4065 or www.atmosenergy.ethicspoint.com.

28	Atmos Energy

Director Compensation

Annual Review of Compensation
The Company’s non-employee director compensation program reflects best practices, as follows:
•Retainer-only compensation with no fees for attending meetings, which is an expected part of Board service;
•Additional retainers for special roles such as Lead Director and Committee Chairs to recognize incremental time and effort involved;
•Equity delivered in the form of stock awards; and
•Director stock ownership requirements of five times the annual cash retainer.
Together with its independent compensation consultant, the HR Committee annually reviews the non-employee director pay program to ensure it remains competitive. As a result of this review, our annual Board retainer was moderately increased for the first time since fiscal 2023, and our annual Board equity grant was moderately increased for the first time since fiscal 2022. These increases were to align with peer compensation levels. Our Committee Chair, Chairman, and Lead Director fees remained the same for fiscal 2025 as for fiscal 2024.
Fiscal 2025 Annual Compensation
The Board believes that the level of non-employee director compensation should be based on Board and committee responsibilities and be competitive with comparable companies. The Board generally targets compensation near the median of our proxy peer group (discussed below). In addition, the Board believes that a significant portion of non-employee director compensation should be awarded in the form of equity to align director interests with the long-term interests of shareholders.
In fiscal 2025, our director compensation program included the following components:

Retainer and Fees
Annual Board Retainer	$125,000
Committee Chair Annual Fees	$20,000 Audit
$20,000 Human Resources
$20,000 Nominating & Corporate Governance
$20,000 Corporate Responsibility, Sustainability, & Safety
Chairman of the Board Fees	$100,000
Lead Director Fee	$30,000
Annual Grant of Share Units/RSUs	$160,000
The Company provides our non-employee directors the option to receive all or part of their cash director retainer and fees (in 10% increments) in Company stock through the LTIP. The selected Company stock portion of the fee earned in each quarter is issued as soon as practicable following the first business day of each quarter. The number of shares issued is equal to the amount of the cash fee that would have been paid to the non-employee director during the quarter divided by the fair market value (average of the highest and lowest prices as reported on the NYSE Consolidated Tape) on the first business day of such quarter. Only whole numbers of shares of Company stock may be issued. Fractional shares are paid in cash.
All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings. A director who is also an officer or employee receives no additional compensation for his or her service as a director. We provide business travel accident insurance for non-employee directors and their spouses. The policy provides $100,000 coverage to directors and $50,000 coverage to their spouses per accident while traveling on Company business.

2026 Proxy Statement	29

Director Compensation
Long-Term Compensation
Each non-employee director is also eligible to participate in the Atmos Energy Corporation Equity Incentive and Deferred Compensation Plan for Non-Employee Directors (the “Directors Plan”). This plan allows each such director to defer receipt of his or her annual retainer or other director fees and to invest such deferred fees in either a cash account or a stock account (in 10% increments). The amount of the fee allocated as a credit to the cash account is converted to a cash balance as of the first business day of each quarter and credited with interest at a rate equal to 2.5% plus the annual yield reported on a 10-year U.S. Treasury Note for the first business day of January for each plan year. Interest on the accumulated balance of the cash account is credited monthly. The amount of the fee allocated as a credit to the stock account is converted to share units. The fee payable for the quarter is converted to a number of whole and, if applicable, fractional share units on the first business day of that quarter. Share units are also credited with dividend equivalents whenever dividends are declared on shares of the Company stock. Such dividend equivalent credits are converted to whole and, if applicable, fractional share units on the same day on which such dividends are paid. At the time of a participating director’s separation from service, plan benefits paid from the cash account are paid in cash and plan benefits paid from the stock account are paid in whole shares of Company stock (rounded up to the nearest whole share).
Each non-employee director also receives an annual grant (as noted in the table above) based on his or her election of share units or RSUs with a one-year vest period under the LTIP each year he or she serves on the Company’s Board. The grants generally occur on the 30th day following the Company’s annual meeting of shareholders each year. Share units accrue dividend equivalents and are settled in the same manner as share units under the Directors Plan. RSUs earn dividends paid in cash at the time dividends are paid to the Company’s shareholders. Unlike the RSUs that are settled upon vesting, share units must be held until the director’s separation from service and are settled in accordance with the terms of the Directors Plan described above.
Summary of Cash and Other Compensation
The following table sets forth all compensation paid to our non-employee directors for fiscal 2025:
Director Compensation for Fiscal Year 2025(a)

Name	Fees Earned or Paid in Cash ($)(c)	Stock Awards ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(e)	All Other Compensation ($)(f)	Total ($)
John C. Ale	125,000	160,000	—	1,883	286,883
Kim R. Cocklin	225,000	160,000	—	4,196	389,196
Kelly H. Compton	125,000	160,000	—	4,196	289,196
Sean Donohue	125,000	160,000	—	2,250	287,250
Rafael G. Garza	138,056	160,000	—	—	298,056
Edward J. Geiser	125,000	160,000	—	—	285,000
Richard K. Gordon(b)	61,250	160,000	—	42,370	263,620
Nancy K. Quinn	145,000	160,000	4	12	305,016
Richard A. Sampson	164,583	160,000	—	—	324,583
Telisa Toliver	125,000	160,000	—	—	285,000
Diana J. Walters(b)	43,750	—	1,329	5,219	50,298
Frank Yoho	145,000	160,000	—	—	305,000
(a)No stock options were awarded to our directors and no non-equity incentive plan compensation was earned by our directors in fiscal 2025.
(b)Mr. Gordon and Ms. Walters served on the Board until February 5, 2025.
(c)Non-employee directors may defer all or a part of their annual cash retainer and fees under our Directors Plan. During fiscal 2025, Ms. Walters and Mr. Geiser elected to defer a portion of their director fees (a total of $12,500 for Ms. Walters and $125,000 for Mr. Geiser), under such plan, which amounts are included in this column and are described in the table below. Deferred amounts are invested, at the election of the participating director, either in a stock account or a cash account.
(d)The amounts in this column represent the fair market value on the date of grant (March 7, 2025), calculated in accordance with FASB ASC Topic 718, of the share units or RSUs awarded to each of our non-employee directors under our LTIP earned for service on the Board in fiscal 2025, which was $147.75 per underlying share. Per their election, each of Mr. Ale, Mr. Cocklin and Ms. Compton received 1,082 RSUs, none of which had vested at 2025 fiscal year end. All other directors each received 1,082 share units, none of which had vested at 2025 fiscal year end. The non-employee directors held no other unvested stock awards and no options apart from these units at 2025 fiscal year-end.
(e)The amounts in this column represent above-market interest earned during fiscal 2025 on the accumulated amount of Board fees deferred to cash accounts. Interest considered above-market is the incremental rate of interest earned above 120% of the 10-year U.S. Treasury Note rate, which is reset on January 1 each year.

30	Atmos Energy

Director Compensation
(f)For Mr. Cocklin and Ms. Compton, the amount in this column represents the dividends paid on RSUs on December 9, 2024, March 10, 2025, June 9, 2025, and September 8, 2025. For Mr. Donohue, the amount in this column represents the dividends paid on RSUs on December 9, 2024, and March 10, 2025. For Mr. Ale, the amount in this column represents the dividends paid on RSUs on June 9, 2025, and September 8, 2025. For Ms. Walters, the amount in this column represents the dividends paid on RSUs on December 9, 2024. The only director to receive perquisites and other personal benefits with an aggregate value equal to or exceeding $10,000 during fiscal 2025 was Mr. Gordon. He received perquisites and other personal benefits relating to retirement gifts and related items in recognition of his service on the Board in the amount of $40,000. All such perquisites and other benefits were valued at the aggregate incremental cost to the Company.
Director Deferred Board Fees
The following table sets forth, for each participating non-employee director, the amount of director compensation deferred during fiscal 2025 and cumulative deferred compensation as of September 30, 2025:
Director Deferred Board Fees for Fiscal Year 2025

Name	Board Fees Deferred to Stock Account ($)	Dividend Equivalents Earned on Stock Account and Reinvested ($)(a)	Aggregate Balance of Stock Account at September 30 ($)	Board Fees Deferred to Cash Account ($)	Interest Earned on Cash Account ($)(b)	Aggregate Balance of Cash Account at September 30 ($)
Edward Geiser	125,000	2,085	133,933	—	—	—
Nancy K. Quinn	—	26,041	471,665	—	16	241
Richard A. Sampson	—	2,334	66,078	—	—	—
Diana J. Walters	—	—	—	12,500	5,360	—
(a)Dividend equivalents earned on the accumulated amount of share units in the stock account are reinvested in additional share units based on the fair market value of the shares on the quarterly dividend payment dates. Such fair market values during fiscal 2025 were as follows: $141.51 on December 9, 2024; $150.45 on March 10, 2025; $151.76 on June 9, 2025; and $164.95 on September 8, 2025.
(b)The amounts in this column represent interest earned during fiscal 2025 on the accumulated amount of Board fees deferred to the cash account, including deferrals made to the cash account in fiscal 2025, at a rate equal to the 10-year U.S. Treasury Note rate (7.07%) on the first day of each plan year (January 1) plus 250 basis points.
Director Share Ownership Requirements
We have share ownership guidelines for our non-employee directors that require each director to hold a multiple of his or her annual retainer in shares of Company stock. The HR Committee believes that share ownership promotes better alignment of the interests of our directors with those of our shareholders, and it monitors compliance with the ownership guidelines each year. Minimum ownership levels are as follows:

Position	Minimum Ownership Level
Chairman of the Board	5X annual retainer
CEO	7X base salary
Non-Employee Directors	5X annual retainer
Ownership Sources Included
•Direct or indirect ownership of Company stock •Unvested time-based RSUs •Share units held by non-employee directors under our Directors Plan (defined on page 30) and the LTIP

2026 Proxy Statement	31

Proposal 2

Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed E&Y to continue as our independent registered public accounting firm for the fiscal year ending September 30, 2026. E&Y (and its predecessors) has been our independent registered public accounting firm since our incorporation in 1983. It is expected that representatives of E&Y will be present at the annual meeting. The representatives of E&Y will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
In accordance with good corporate governance practices, the Company submits the Audit Committee’s appointment of E&Y as its independent registered public accounting firm to our shareholders for ratification each year. If the appointment of E&Y is not so ratified, the Audit Committee will consider the outcome of the vote in its future selection of an independent registered public accounting firm.
As discussed in “Audit Committee Pre-Approval Policy” below, all professional services provided by E&Y were pre-approved by the Audit Committee in accordance with its pre-approval policy.
The Board of Directors recommends that our shareholders vote FOR the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for fiscal 2026.

Audit and Related Fees
Fees for professional services provided by our independent registered public accounting firm, E&Y, in each of the last two fiscal years, in each of the following categories are:

	September 30
	2025	2024
	($ In thousands)
Audit and Examination Fees	4,654	4,281
Audit-Related Fees	427	400
Non-Audit Services	158	—
Tax Fees	37	94
Total Fees	5,276	4,775
Audit and Examination Fees. Fees for audit services include fees associated with the audit of our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, the assessment by the firm of our design and operating effectiveness of internal control over financial reporting, and the reviews of our quarterly reports on Form 10-Q. In addition, this amount includes fees associated with the issuance of consents and comfort letters relating to the registration of Company securities and assistance with the review of documents filed with the SEC, as well as fees for an audit provided in connection with a statutory filing and fees related to examination procedures performed in connection with securitized debt.
Audit-Related Fees. Fees for audit-related services relating to attest services not required by statute or regulation.
Tax Fees. Tax fees include fees relating to review of tax returns, tax advisory services, and general consultation.

32	Atmos Energy

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm
Audit Committee Pre-Approval Policy
The Audit Committee has adopted a pre-approval policy relating to the provision of both audit and non-audit services by E&Y. Our Audit Committee Pre-Approval Policy provides for the pre-approval of audit, audit-related, tax, and other services specifically described in appendices to the policy on an annual basis. Such services are pre-approved up to a specified fee limit. All other permitted services, as well as proposed services exceeding the pre-approved fee limit, must be separately pre-approved by the Audit Committee. Requests for services that require separate approval by the Audit Committee must be submitted to the Audit Committee by both our Chief Financial Officer and our independent registered public accounting firm and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that the member reports any decisions to the Audit Committee at its next scheduled meeting. All of the services performed by our independent registered public accounting firm for fiscal 2025 were approved in accordance with the policy. The Audit Committee further concluded that the provision of these services by E&Y was compatible with maintaining its independence. The Audit Committee Pre-Approval Policy is available on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.
Audit Committee Report
Management is responsible for the Company’s internal controls and the financial reporting process. E&Y is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and for issuing audit reports on the financial statements and the assessment of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board.
In discharging its responsibility for the year ended September 30, 2025:
•The Audit Committee has reviewed and discussed the audited financial statements of the Company with management.
•The Audit Committee has discussed with E&Y the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
•The Audit Committee has received the written disclosures and the letter from E&Y required by the applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has reviewed, evaluated and discussed with that firm the written report and its independence from the Company.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (which the Board has approved) that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2025 for filing with the SEC.
Respectfully submitted by the members of the Audit Committee.
Nancy K, Quinn, Chair
Rafael G. Garza
Telisa Toliver
Frank Yoho

2026 Proxy Statement	33

Proposal 3

Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers
Background of the Proposal
It has been our practice since 2011 to ask our shareholders to vote to approve the compensation of our named executive officers (“Say-on-Pay”) at every annual meeting. At our annual meeting of shareholders in February 2022, our shareholders voted by a substantial margin to adopt the recommendation of our Board to continue to hold annual Say-on-Pay votes. Unless the Board changes our policy, the next Say-on-Pay vote following the 2026 annual meeting will be held at our 2027 annual meeting.
Executive Compensation
The Board believes that our current executive compensation program directly links executive compensation to our financial performance and aligns the interests of our named executive officers with those of our shareholders and customers. Our Board also believes that our executive compensation program provides our named executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation plans that provide compensation based on the Company’s performance.
The HR Committee annually reviews the Company’s overall approach to executive compensation to see that the Company’s current benefits, perquisites, policies, and practices continue to be in line with the best practices of companies in the natural gas distribution industry and to assist us with the hiring and retention of a high-quality management team. The “Compensation Discussion and Analysis” section, beginning on page 35 includes additional details about our executive compensation program. We ask that our shareholders indicate their support for our Say-on-Pay proposal by voting “FOR” the following resolution:
RESOLVED, that the shareholders of Atmos Energy Corporation approve, on an advisory basis, the compensation of its named executive officers for fiscal 2025, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the related compensation tables, notes and narrative.
This Say-on-Pay vote is advisory; therefore it will not be binding on the Company. However, the HR Committee and the Board value the opinions of our shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.
The Board of Directors recommends that our shareholders vote FOR this advisory proposal to approve the compensation of our named executive officers.

34	Atmos Energy

Compensation Discussion & Analysis

Executive Summary
This Compensation Discussion and Analysis provides an overview of our executive compensation program objectives and strategy, and the elements of compensation that we provide to our named executive officers, including the process we employed in reaching the decisions to pay the specific amounts and types of executive compensation discussed. Our named executive officers for fiscal 2025 are listed below:

Name	Title
J. Kevin Akers(a)	President and Chief Executive Officer
Christopher T. Forsythe(b)	Senior Vice President and Chief Financial Officer
Jessica W. Bateman(c)	Senior Vice President, General Counsel and Corporate Secretary
John S. McDill(d)	Senior Vice President, Utility Operations
Karen E. Hartsfield(e)	Senior Advisor
(a)Mr. Akers, who served as President of the Kentucky/Mid-States Division of the Company from May 2007 through December 31, 2016, Senior Vice President, Safety and Enterprise Services from January 1, 2017 through November 5, 2018, and Executive Vice President from November 6, 2018 through September 30, 2019, was appointed by the Board of Directors as President and Chief Executive Officer, effective October 1, 2019.
(b)Mr. Forsythe, who served as Vice President and Controller of the Company from May 2009 through January 31, 2017, was appointed by the Board of Directors as Senior Vice President and Chief Financial Officer, effective February 1, 2017.
(c)Ms. Bateman was appointed by the Board of Directors to fill Ms. Hartsfield’s vacancy as Senior Vice President, General Counsel, and Corporate Secretary, effective January 1, 2025.
(d)Mr. McDill, who served as Vice President, Pipeline Safety from May 2012 through September 2021, was appointed by the Board of Directors as Senior Vice President, Utility Operations, effective October 1, 2021.
(e)Ms. Hartsfield, who served as Senior Attorney from June 2015 through August 2017 and Senior Vice President, General Counsel, and Corporate Secretary from August 2017 through December 2024, was appointed by the Board of Directors as Senior Advisor, effective January 1, 2025, in connection with her anticipated retirement.
CD&A Table of Contents

Compensation Discussion & Analysis	35	Named Executive Officer Compensation and Related Matters	47

Executive Summary	35

Executive Compensation Program Objectives and Strategy	38	Summary of Cash and Other Compensation	47
		Grants of Plan-Based Awards	48
2025 Elements of Compensation	39	Outstanding Equity Awards	49
Compensation Decision Process	43	Vested Common Stock	50
Compensation Policies and Practices	45	Retirement Plans	50
Human Resources Committee Report	46	Retirement Plan Tables	51
		Change in Control Severance Agreements	52
		Potential Payments Upon Termination or Change in Control	52
		CEO Pay Ratio	56
		Pay versus Performance	57

2026 Proxy Statement	35

Compensation Discussion & Analysis
Fiscal 2025 Business and Performance Highlights
Over the past thirteen years, our operating strategy has focused on modernizing our distribution and transmission system to improve the safety and reliability of the system while reducing regulatory lag. During that time period, our financial performance reflects the successful execution of our proven strategy of operating safely and reliably while we modernize our natural gas distribution, transmission, and storage systems.
This trend continued during fiscal 2025. In fiscal 2025, we generated net income of $1,198.8 million or $7.46 per diluted share representing increases over net income for the year ended September 30, 2024 of $1,042.9 million or $6.83 per diluted share. Capital expenditures for fiscal 2025 totaled approximately $3.6 billion, with 87% of this amount invested to improve the safety and reliability of our distribution and transmission systems.
See “Proxy Statement Overview” on page 7 for more information on our Business and Performance Highlights.

DILUTED EARNINGS PER SHARE $7.46 23rd Consecutive Year of EPS Growth	DECLARED DIVIDENDS PER SHARE $3.48 Up from $3.22 for FY 2024 41st Consecutive Year of Dividend Growth

Compensation Highlights
Our executive compensation program is built upon our strategy of Total Rewards. Under Total Rewards, we take a comprehensive view of all compensation plans and employee benefits that comprise the total package of executive compensation we provide to our named executive officers. Total Rewards is based on the payment of (i) total cash compensation, composed of base salary and the annual incentive compensation award and (ii) total direct compensation, composed of total cash compensation and the annualized present value of long-term incentive compensation awards, being targeted at the 50th percentile of all such compensation for equivalent positions at companies of comparable size in our primary industry, natural gas distribution, which is represented primarily by companies in our proxy peer group, as discussed below under “Competitive Executive Compensation Benchmarking,” beginning on page 43. We believe this strategy fosters a philosophy of “pay for executive performance” through the use of both annual and long-term incentive compensation. The pay mix at target grant date value for our CEO and other named executive officers for fiscal 2025 was primarily long-term and performance-based, as shown in the graphics below.
Fiscal 2025 Target Compensation Mix

CEO	Average for Other Named Executive Officers

36	Atmos Energy

Compensation Discussion & Analysis
Fiscal 2025 Executive Compensation Program
The following table summarizes the various elements of compensation that we provided to our named executive officers for fiscal 2025. See “2025 Elements of Compensation” beginning on page 39 for a more detailed discussion of each element, why we pay each element, how we determine the amount we pay under each element and how each element fits into our overall compensation objectives.
We do not have any individual compensation policies or plans that are not applied consistently to all our named executive officers.

Element	Description	Objective within Compensation Program

Base Salary	Fixed cash compensation, subject to annual review Adjusted in response to changes in performance, duties, strategic importance, or competitive salary practices	•Reflects roles, responsibilities, skills, experience, and performance •Provides base compensation at a level consistent with competitive salary practices

Annual Incentive Compensation
Annual cash performance award based on achievement of Company financial performance measures
Option to convert all or portion of award to time-based RSUs under our LTIP with three-year cliff vesting at a 20% premium
Payout is limited to target if TSR is negative for the fiscal year
•Increases alignment of senior management and shareholders’ interests by linking pay and performance •Promotes achievement of annual Company financial goals by linking pay to attainment of such goals

Long-Term Incentive Compensation
75% in performance-based RSUs payable only if performance goals are achieved over the three-fiscal year performance period
25% in time-based RSUs also payable, with cliff vesting, at the end of the three-fiscal year period
Payout for performance-based RSUs is limited to target if TSR is negative for the performance period

•Motivates and rewards financial performance over a sustained period
•Increases alignment of senior management and shareholders’ interests by encouraging share ownership of senior management
•Enhances retention of senior management
•Rewards strong TSR and earnings growth

Retirement Benefits	Tax-qualified retirement, supplemental retirement and other benefits	•Provides for current and future needs of senior management •Enhances recruitment and retention •Follows competitive market practices

Change in Control Severance Benefits	Change in control severance agreements with contingent amounts payable only if employment is terminated under certain conditions following a change in control	•Enhances retention of senior management by providing continuity of employment •Promotes objective evaluation and execution of potential changes to the Company’s strategy and structure

2026 Proxy Statement	37

Compensation Discussion & Analysis
Fiscal 2025 Actual Results
The table below shows the target performance, adjusted performance, and actual results for our fiscal 2025 performance-based compensation. Based on our fiscal 2025 adjusted performance, as explained further on page 40, the following incentive programs resulted in above target payouts.

	Performance Metric	Target Performance	Adjusted Performance*	Actual EPS Performance	2025 Payout (as a % of Target)
2025 Annual Incentive Plan	EPS (100% of award)	$7.15	$7.34	$7.46	153%
Long-Term Incentive Program 2023-2025 Cycle	Cumulative 3-year EPS (100% of award)	$19.29	$20.17	$20.39	192%
*    See “Annual Incentive Compensation,” beginning on page 39 and “Long-Term Incentive Compensation,” beginning on page 41 for additional information.
2025 Say on Pay Results
In determining executive compensation, the HR Committee and our Board consider the results of our most recent shareholder advisory vote on executive compensation. The results for the say-on-pay votes for the last three fiscal years, which have been in excess of 90% each year, show consistent support from our shareholders of our executive compensation program. Accordingly, for fiscal 2025, the HR Committee and Board decided to adhere to its pay-for-performance philosophy and did not change our executive compensation programs and policies over the last fiscal year as a result of the most recent shareholders’ advisory votes on executive compensation.
Executive Compensation Program Objectives and Strategy
Our executive compensation program is designed to closely align the interests of our named executive officers with those of our shareholders and customers and to pay our named executive officers above-target incentive compensation only when the Company’s financial performance warrants the payment of such compensation. We believe that our executive compensation program is effective in allowing our organization to attract and retain highly-qualified senior management team members who can deliver outstanding performance. Our executive compensation program is founded upon the following principles:

Compensation Strategy	Pay Targets

Our compensation strategy should be aligned with our overall business strategy of providing safe, quality, and reliable service to our customers, seeking ongoing improvements in operating efficiencies and focusing upon growth opportunities.

Overall pay targets should reflect the intent to pay named executive officer base salaries at the 50th percentile of the competitive market practice with targeted total cash compensation (base salary plus annual incentive award) and targeted total direct compensation (total cash compensation plus annualized present value of grants of long-term equity incentive compensation) at the 50th percentile of competitive market practice if established performance targets are reached.

Key Executives’ Responsibility	Stock Ownership

Key executives charged with the responsibility for establishing and executing business strategy should have incentive compensation opportunities that are aligned with the creation of shareholder value and include upside potential with commensurate downside risk.

Stock ownership, which is an important component of our executive compensation strategy, should closely align our executives with the interests of our shareholders. To facilitate stock ownership, stock-based incentive plans should be utilized, along with share ownership guidelines.

38	Atmos Energy

Compensation Discussion & Analysis
2025 Elements of Compensation
Our Total Rewards strategy is reviewed each year and updated as needed by our HR Committee, with assistance from its independent executive compensation consultant. None of our named executive officers have an employment agreement with the Company. We believe that our executive compensation program provides our named executive officers with a balanced compensation approach each year by providing a market-competitive base salary along with participation in annual and long-term incentive compensation plans that are based solely on the Company’s financial performance. These incentive plans are designed to reward our named executive officers on both an annual and long-term basis if they attain specified targets, the attainment of which does not require the taking of an unreasonable amount of risk, as discussed in “Compensation Risk Assessment,” beginning on page 44.
Base Salary
The payment of a base salary is intended to provide a stable, fixed amount of income to our named executive officers for their day-to-day job performance. Base salaries represent a relatively small portion of total compensation. However, the amount of base salary paid to each named executive officer is a determinant of other elements of compensation. The HR Committee reviews base salaries annually, and generally targets the 50th percentile of the competitive market practice. Annual salary adjustments are not automatic or guaranteed, but rather based on the committee’s subjective evaluation of the performance of each named executive officer, the value of the individual in the position to the Company relative to other positions and their level of experience, the Company’s base salary increase budget and guidelines as well as current economic conditions. As a result of this evaluation and to better align with peer compensation, the HR Committee approved increases in base salaries for our named executive officers, and their 2025 base salaries are shown below.

Name	Base Salary ($)
J. Kevin Akers	1,165,000
Christopher T. Forsythe	610,000
Jessica W. Bateman	550,000
John S. McDill	550,000
Karen E. Hartsfield	550,000
The HR Committee believes that the base salaries provided to each of the named executive officers are appropriate to retain and motivate them, are competitive with salaries offered for similar positions by companies in our proxy peer group and are consistent with our Total Rewards strategy.
Annual Incentive Compensation
Through our Incentive Plan, we provide our named executive officers an opportunity to earn an annual incentive award based upon the Company’s financial performance each year as measured by our fully diluted EPS.
2025 Annual Incentive Award Target Opportunities
For fiscal 2025, the HR Committee reviewed competitive compensation benchmarking data, as discussed below, to establish an annual target opportunity expressed as a percentage of base salary earned during fiscal 2025 for each named executive officer. Such target incentive award opportunities are reviewed each year and benchmarked against the 50th percentile for similar positions within companies in our proxy peer group. The Incentive Plan targets for fiscal 2025 for each of the named executive officers were as follows, which were increased from fiscal 2024 levels to better align with peer compensation.

Name	Fiscal Year 2025 Incentive Plan Target as Percentage (%) of Base Salary Earned
J. Kevin Akers	120
Christopher T. Forsythe	80
Jessica W. Bateman	70
John S. McDill	70
Karen E. Hartsfield	70

2026 Proxy Statement	39

Compensation Discussion & Analysis
At its meeting in November 2024, the HR Committee established the threshold, target and maximum performance levels of EPS upon which the Incentive Plan’s awards would be based for fiscal 2025, along with the corresponding percentages of target awards to be paid out. The target EPS performance level was based on our annual business plan and budget and considered factors including the allowed rates of return in our established service areas, natural gas pricing and volatility, budgeted capital expenditures, expected growth within our service areas, competitive factors from other service providers, and other business considerations embedded in our annual business planning process.

EPS as measurement metric
The HR Committee believes that EPS is the most appropriate measurement of our financial performance both on an annual and long-term basis, because it most accurately reflects the growth and performance of our operations. The EPS measurement is also one of the most currently well-known measurements of overall financial performance of public companies, particularly within the utility industry. The HR Committee believes that using this measurement as the basis for our incentive compensation plans best aligns the interests of our named executive officers with the interests of our shareholders.
Annually increasing EPS target performance levels
The HR Committee has continued to set increasingly challenging EPS target performance levels under the Incentive Plan each fiscal year, as demonstrated by increasing such target performance levels on average by 9% per year over the last three fiscal years. Such target performance levels have also continued to be within the range of announced EPS guidance provided to the public in November of each year.

Performance Levels and Achievement
The following table summarizes the performance levels and actual performance attained under the Incentive Plan for fiscal 2025:

Performance Level	Annual EPS Performance	Percentage (%) of Target Award Earned
Below Threshold	<$6.79	No award
Threshold	$6.79	50%
Target	$7.15	100%
Adjusted Performance Level	$7.34	153%
Actual EPS	$7.46	186%
Maximum	$7.51	200%
The HR Committee may, at its sole discretion, reduce the performance results upon which awards under the Incentive Plan are based to offset any unintended results arising from events not anticipated when the performance goals were established. Due to the passage of Texas House Bill 4384 and Senate Bill 2780 on June 20, 2025, we recorded an additional $27 million in pre-tax income, or $0.12 per diluted share. The HR Committee approved an adjusted performance level of $7.34 to take into account the financial impact of the legislative change for the performance period of the awards under the Incentive Plan. Since the adjusted performance level attained was between the target of $7.15 per share and maximum of $7.51 per share, straight-line interpolation was used to compute the percentage of the target award earned and each named executive officer earned 153% of their target award. Additionally, the HR Committee does place a limit under certain conditions on the amount of earned awards for all our executive officers. If the Company’s TSR during any fiscal year is negative, the earned award for each officer for that fiscal year will be limited to the amount earned at the target level of performance. This limitation was not applicable for the fiscal 2025 performance period since the Company’s TSR was positive for such performance period.
Awards under the Incentive Plan are paid in cash and are based on the participant’s eligible earnings received during the fiscal year. However, under the terms of the Incentive Plan, participants may elect prior to the beginning of each fiscal year to convert all or a portion of their final earned awards to time-based RSUs with three-year cliff vesting, with a premium equal to 20% of the amount converted, such that the value of time-based RSUs received will equal 120% of the value of the final earned award, and with such units being awarded under our LTIP. Each named executive officer elected to receive 100% cash for his or her fiscal 2025 Incentive Plan award.

40	Atmos Energy

Compensation Discussion & Analysis
Long-Term Incentive Compensation
The HR Committee grants awards under our LTIP each fiscal year that are structured with a portion of the targeted long-term value in the form of three-year performance-based RSUs (measured by cumulative EPS over the three-fiscal year period) and with the remaining portion in the form of time-based RSUs with three-year cliff vesting. The HR Committee bases the actual number and value of awards granted to each named executive officer primarily on the competitive compensation benchmarking of grants made by the companies in our proxy peer group, as discussed below.
TIME-BASED RSUs
•Alignment with shareholders
•Facilitates share ownership
•Strong retention vehicle
PERFORMANCE-BASED RSUs
•Tied to achievement of long-term operational objectives
•Alignment with shareholders
•Facilitates share ownership
•Strong retention vehicle
2025 Performance-Based RSU Grants (2025-2027 awards)
At its meeting in November 2024, the HR Committee also established the threshold, target, and maximum performance levels of cumulative EPS upon which performance-based RSUs awards would be based for the fiscal 2025-2027 performance period, along with the corresponding percentages of target awards. The three-fiscal year cumulative EPS target performance level was based on the same factors utilized by the HR Committee for our Incentive Plan described above. The HR Committee then awarded grants to the named executive officers at its meeting in February 2025, which were later ratified by the Board, of performance-based RSUs for the fiscal 2025-2027 performance period. The following table shows the three-year performance criteria for such period (which represent increased performance level requirements over the fiscal 2024-2026 grant).

Performance Level	Cumulative EPS Performance	Percentage (%) of Target Award Earned
Below Threshold	<$21.84	No award
Threshold	$21.84	50%
Target	$22.99	100%
Maximum	$24.14	200%
2023 Performance-Based RSUs Grants (2023-2025 awards)
The 2023 performance-based RSUs awarded in May 2023 were also based on the Company’s three year cumulative EPS performance for the 2023 through 2025 fiscal years. The HR Committee has also historically set increasingly challenging cumulative three-fiscal year EPS target performance levels each year. The HR Committee believes this EPS performance is in alignment with the Company’s shareholder return performance over that same time period. The following table summarizes the performance levels and actual performance attained for the fiscal 2023-2025 performance-based RSUs.

Performance Level	Cumulative EPS Performance	Percentage (%) of Target Award Earned
Below Threshold	<$18.33	No award
Threshold	$18.33	50%
Target	$19.29	100%
Adjusted Performance Level	$20.17	192%
Maximum	$20.25	200%
Actual Cumulative EPS	$20.39	200%
Similar to the Incentive Plan performance discussed above, the HR Committee approved an adjusted performance level of $20.17 to take into account the financial impact of the legislative change described above for the performance period of the awards under the LTIP. Additionally, the HR Committee adjusted the performance level for the recognition of fiscal 2024 of $21.1 million in pre-tax income, or 10-cents per diluted share due to the passage of Texas Senate Bill 2, Proposition 4 on November 7, 2023. Since the adjusted performance level attained was between the target of $19.29 per share and maximum of $20.25 per share, straight-line interpolation was used to compute the percentage of the target award earned and each named executive officer earned 192% of their target award. The awards

2026 Proxy Statement	41

Compensation Discussion & Analysis
were paid in the form of shares of Company stock issued in November 2025 with the named executive officers also receiving accumulated cash dividend equivalents over the three-fiscal year performance period on such awards. As with the payout of Incentive Plan awards, if the Company’s TSR during the performance period is negative, the earned award for each such officer for such performance period will be limited to the amount earned at the target level of performance. This limitation was not applicable for the 2023-2025 performance period since the Company’s TSR was positive for such performance period.
Retirement Benefits
Mr. Akers, Mr. Forsythe, and Mr. McDill participate in our Pension Account Plan (“PAP”), which is a qualified, cash balance defined benefit pension plan.
Benefits under this plan become vested and non-forfeitable after completion of three years of continuous employment. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the “Summary Compensation Table for Fiscal Year 2025,” beginning on page 47, would be considered eligible compensation in determining benefits. See the discussion under “Pension Account Plan” on page 50, for more information about this plan.
In addition, all our named executive officers participate in our Retirement Savings Plan (“RSP”), which is a qualified defined contribution plan. Any named executive officer who joined the Company after September 30, 2010, is not eligible to participate in the PAP. However, in lieu thereof, such officers would receive a fixed annual Company contribution (“FACC”) which is equal to 4% of his or her eligible earnings to the RSP. Ms. Hartsfield and Ms. Bateman receive this FACC. See the discussion under “Retirement Savings Plan” on page 50 for more information about this plan.
Mr. Akers also participates in the Supplemental Executive Retirement Plan (“SERP”), which provides additional retirement benefits (as well as supplemental disability and death benefits). Since he has participated in the plan for at least two years and has attained the age of 55, he is entitled to a lump sum payment under the SERP. The lump sum payment is the actuarial equivalent of an annual supplemental pension in an amount that, when added to the annual retirement amount payable to him under the PAP, equals 60% of his total cash compensation, which is generally his last annual base salary and the amount of his last award under the Incentive Plan, subject to reductions for retirement prior to age 62.
Mr. Forsythe, Ms. Bateman, Mr. McDill, and Ms. Hartsfield participate in the Account Balance SERP, which is a non-qualified account based plan, under which the Company currently provides an annual contribution of 25% of the participant’s total annual earnings (base salary and incentive payment under our Incentive Plan) into a notional supplemental retirement account, as well as provides supplemental death benefits.
The HR Committee believes that these retirement benefits are an important component of Total Rewards and are required to ensure that our overall executive compensation package remains competitive with executive compensation packages offered by other major public companies in our industry. See the discussion under “Retirement Plans,” beginning on page 50, for more information on our retirement benefits.
Change in Control Severance Benefits
We have severance agreements in place with each of our named executive officers to provide certain severance benefits to them in the event of the termination of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally in “Change in Control Severance Agreements,” beginning on page 52). In connection with a qualifying termination, the severance agreement for each named executive officer generally provides that the Company will pay such officer a lump sum equal to (a) 2.5 times their total cash compensation (annual base salary and the higher of the last annual award under the Incentive Plan or the average of the three highest annual awards received under such plan) and (b) the total of (i) an amount that is actuarially equivalent to an additional three years of annual age and service credits payable to the officer under the PAP or the FACC, as applicable, and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under the RSP.
In addition, each named executive officer would be paid (i) an amount that is generally actuarially equivalent to an additional 36 months of health and welfare benefits and (ii) an amount that is actuarially equivalent to 36 months of disability, accident and life insurance coverage. If the total of such lump sum severance payment results in the imposition of excise taxes under Section 4999 of the Internal Revenue Code (“IRC”), the named executive officer has the ability to elect to have the payment reduced to a level that will result in no payment of such excise tax. In lieu of reducing the severance payment under the agreement, each named executive officer may elect to have the Company pay the full severance payment amount, thereby leaving such officer responsible for personally paying the excise tax penalties imposed on such “excess parachute payments.”
The HR Committee believes that providing severance protection to our named executive officers following a change in control is a key component to ensuring that our executive compensation program remains competitive and that our named executive officers remain engaged before and during any potential change in control transaction.

42	Atmos Energy

Compensation Discussion & Analysis
Compensation Decision Process
Key Considerations and Say-on-Pay Results
We do not have any individual compensation policies or plans that are not applied consistently to all our named executive officers. Each year, we set our target opportunities in incentive compensation based solely upon competitive market conditions and the other factors discussed below. In addition, in determining executive compensation, the HR Committee and our Board considered the results of our most recent shareholder advisory vote on executive compensation at our February 5, 2025, meeting of shareholders. Our shareholders approved the compensation of our named executive officers for fiscal 2024, with over 92% of the shares voted in favor of such compensation. Accordingly, the HR Committee and our Board did not materially change our executive compensation programs and policies as a result of the most recent shareholders’ advisory vote on executive compensation. However, the HR Committee and Board will continue to review our executive compensation program each year and will consider the views of our shareholders and other developments during such review.
Competitive Executive Compensation Benchmarking
Like all major corporations, we operate in a competitive environment for talented executives. In November 2024, Meridian Compensation Partners, LLC (“Meridian”), the HR Committee’s independent compensation consultant, provided the HR Committee with a review of the compensation program elements and pay levels for companies similar to us and of comparable size as measured by financial measures and market capitalization for fiscal 2024. The competitive compensation benchmarking data reviewed by the HR Committee included base salary, annual incentive compensation and long-term incentive compensation as disclosed in the proxy statements and other public filings filed by companies in the proxy peer group. The companies in the proxy peer group were selected because they represent those companies considered by the HR Committee to be the most comparable to the Company in terms of business operations, market capitalization and overall financial performance. The companies in the proxy peer group for the following fiscal year are selected annually by the HR Committee after its review of the recommendation of and presentation by its independent compensation consultant, which selection is then reviewed and approved by the Board. Below is our peer group for fiscal 2025, which included the addition of DTE Energy Company and PPL Corporation to the peer group used in fiscal 2024. The HR Committee approved these additions to the peer group because each of DTE Energy Company and PPL Corporation serve a significant number of total customers similar to the Company and both fit within a reasonable range of metrics compared to the Company such as enterprise value, market capitalization, and annual capital expenditure.

Fiscal 2025 Peer Group

Alliant Energy Corporation Ameren Corporation Black Hills Corporation CenterPoint Energy, Inc. CMS Energy Corporation DTE Energy Company Evergy, Inc. National Fuel Gas Company	NiSource Inc. OGE Energy Corp. ONE Gas, Inc. PPL Corporation Southwest Gas Holdings, Inc. Spire Inc. WEC Energy Group, Inc. Xcel Energy Inc.

The annual revenues shown below for the companies in our proxy peer group are for the most recent fiscal year reported. The market capitalizations shown below are as of June 30, 2025.

Revenues ($ Million)
Market Capitalization ($ Million)

2026 Proxy Statement	43

Compensation Discussion & Analysis
To supplement the executive compensation information derived from its study of the proxy peer group, the HR Committee also considered, on a limited basis, executive compensation benchmarking data from the latest WTW CDB Energy Services Executive Compensation Survey (“energy services industry survey”) compiled by Meridian. The companies in this survey include companies in the natural gas, nuclear, and electric utilities industries. To adjust for size differences, Meridian employed a statistical analysis (single regression) in the survey based on relative total annual revenues to determine competitive pay rates for our named executive officers based upon the data derived from such survey. The HR Committee also reviewed compensation data from broader energy industry and general industry surveys compiled by Meridian, as an additional reference point that reflects broader pay practices.
Using primarily the proxy peer group compensation analysis, as well as limited supplemental data from the energy services industry survey, the HR Committee reviewed competitive target compensation levels for each named executive officer at the 50th percentile level of the competitive market. For each named executive officer position, base salary, target total cash compensation (base salary plus annual incentive award), and target total direct compensation (target total cash compensation plus the annualized present value of long-term incentive compensation) were benchmarked and analyzed with reference to the Company’s desired competitive compensation positioning.
Roles and Responsibilities
Independent Compensation Consultant
The HR Committee has sole authority for the appointment, compensation and oversight of its independent compensation consultant. The HR Committee retained Meridian as its independent compensation consultant to assist with its responsibilities related to the Company’s compensation program for its named executive officers and non-employee directors. The HR Committee directed its independent compensation consultant to (i) regularly attend meetings of the committee, (ii) conduct studies of competitive compensation practices, and (iii) develop conclusions and recommendations related to the executive compensation plans of the Company for consideration by the committee. The independent compensation consultant assisted with (i) the identification of the Company’s proxy peer group, (ii) an assessment of competitive compensation for non-employee directors of the Company, and (iii) a review of base salary, annual incentives and long-term incentive compensation opportunities of Company executive officers relative to competitive practices. The independent compensation consultant also advised the HR Committee on emerging trends and developments in executive compensation, provided recommendations regarding the Company’s executive compensation strategy and performed an assessment of the risks contained in the Company’s incentive compensation plans.
The independent compensation consultant attended all three HR Committee meetings held in fiscal 2025. Based on policies and procedures implemented by the HR Committee and by its independent compensation consultant to ensure the objectivity and independence of the individual executive compensation consultants for Meridian, the HR Committee believes that the consulting advice it received during the fiscal year from its consultants was objective, not influenced by any other relationships its consultants had with the Company and raised no conflicts of interest. In making this determination, the HR Committee also assessed the independence factors set forth in applicable SEC regulations and rules, NYSE corporate governance standards, and other facts and circumstances, and it concluded that the retention of Meridian and its individual executive compensation consultants raised no conflicts of interest.
Management’s Role in Setting Named Executive Officer Compensation
The HR Committee and Mr. Akers met with representatives of Meridian at the beginning of fiscal 2025 to review and discuss the compensation of all other named executive officers. However, at no time did Mr. Akers meet with representatives of Meridian or otherwise participate in HR Committee discussions regarding his own compensation. For fiscal 2025, Mr. Akers recommended to the HR Committee compensation for the other named executive officers, while Meridian provided to the HR Committee general guidance and competitive compensation data for Mr. Akers.
Mr. Akers may be present during a portion of the HR Committee’s meetings on executive compensation. However, Mr. Akers (along with any other named executive officers in attendance at HR Committee meetings), are excused when the compensation of such named executive officers is discussed and decisions regarding their compensation are reached by the HR Committee. All decisions by the HR Committee concerning all forms of executive compensation to be paid to the President and CEO and the other named executive officers are approved by the Board.
Compensation Risk Assessment
The HR Committee reviews our compensation programs to ensure that they do not encourage unnecessary risk taking and instead encourage behaviors that support sustainable value creation. In 2025, the HR Committee, with the assistance of Meridian, reviewed the Company’s compensation programs for employees, including the named executive officers. The HR Committee believes the following factors reduce the likelihood of excessive risk-taking:
•The Company’s compensation programs are heavily weighted to long-term incentive awards, which are tied to shareholder value and have extended overlapping vesting periods (3 years) which allow for long-term ownership;
•The HR Committee reviews and approves goals at the beginning of each cycle;
•Total compensation features an effective balance of short- and long-term compensation components;

44	Atmos Energy

Compensation Discussion & Analysis
•The HR Committee has downward discretion in the annual incentive plan;
•Annual and long-term performance plan payments are capped at 200%;
•The Company’s change in control severance benefits fall within common norms and do not provide excessive incentive to seek a transaction;
•The Company has a robust clawback policy that applies to the annual Incentive Plan awards, time-based RSUs and performance-based RSUs; and
•The Company’s ownership guidelines, annual stock awards, and extended vesting provisions create sustained and consistent ownership stakes.
Accordingly, the HR Committee has determined that none of the Company’s incentive compensation plans encourage our executive officers or other employees to take excessive risks and that the risks arising from these plans are not reasonably likely to have a material adverse effect on the Company.
Compensation Policies and Practices
Executive Share Ownership Requirements
We maintain share ownership guidelines for our named executive officers that require each named executive officer to hold a multiple of his or her base salary in shares of Company stock. For fiscal 2025, we increased the minimum share ownership requirements for our President and CEO from five times his base salary level to seven times. The HR Committee believes that share ownership promotes better alignment of the interests of our management team members with those of our shareholders, and it monitors compliance with the ownership guidelines each year. All of our named executive officers are in compliance with our share ownership guidelines. Minimum ownership levels are as follows:

Position	Minimum Ownership Level
President and CEO	7X base salary value
Other Named Executive Officers	3X base salary value
Ownership Sources Included
•Direct or indirect ownership of Company stock •Unvested time-based RSUs
Clawback Policy
Our Board has adopted an executive compensation recoupment policy consistent with the requirements of Securities Exchange Act of 1934, as amended (the “Exchange Act”) Rule 10D-1 and the NYSE listing standards thereunder, to help ensure that incentive compensation is paid based on accurate financial and operating data, and the correct calculation of performance against incentive targets. Our policy addresses recoupment of amounts from performance-based awards paid to all corporate officers, including awards under the Incentive Plan and LTIP, in the event of a financial restatement to the extent that the payout for such awards would have been less, and allows recoupment of incentive-based compensation, including time-based and performance-based RSUs, in the event that fraud, or intentional, willful, or gross misconduct contributed to the need for a financial restatement.
Anti-Hedging and Pledging Policy
Our Insider Trading Policy prohibits our directors and employees (including officers) from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company stock including engaging in short sales or trading in options, puts, calls, or other derivative instruments related to Company stock or debt. The policy also prohibits directors and executive officers from pledging Company stock, borrowing against an account in which Company stock is held, or trading Company stock on margin.
Equity Grant Timing
Annual equity awards granted to our named executive officers have recently been granted at our regularly scheduled HR Committee meeting in May. Starting in fiscal 2025, these annual equity awards will be granted at our regularly scheduled HR Committee meeting in February. The HR Committee did not take material nonpublic information into account when determining the timing and terms of equity awards granted in fiscal 2025, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During fiscal 2025, the Company did not grant any stock options.

2026 Proxy Statement	45

Compensation Discussion & Analysis
Human Resources Committee Report
The HR Committee has the responsibility for reviewing and recommending to the full Board, the Company’s executive compensation program. The HR Committee is composed entirely of persons who qualify as independent directors under the listing standards of the NYSE. In this context, the HR Committee has met, reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on this review and discussion, the committee recommended to the Board, and the Board approved, the inclusion of the “Compensation Discussion and Analysis” in this proxy statement.
Respectfully submitted by the members of the HR Committee:
Richard A. Sampson, Chair
Kelly H. Compton
Edward J. Geiser
Nancy K. Quinn
Telisa Toliver

46	Atmos Energy

Named Executive Officer Compensation and Related Matters

Summary of Cash and Other Compensation
The following table provides information concerning compensation we paid to or accrued on behalf of our Principal Executive Officer, our Principal Financial Officer and the three other most highly compensated executive officers serving as such on September 30, 2025:
Summary Compensation Table for Fiscal Year 2025(a)

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
J. Kevin Akers	2025	1,147,802	5,179,057	2,100,572	1,508,081	17,762	9,953,274
President and Chief Executive Officer	2024	1,085,577	4,560,074	1,917,900	6,159,674	15,343	13,738,568
	2023	1,035,577	3,836,071	1,518,808	1,699,356	14,550	8,104,362
Christopher T. Forsythe	2025	599,635	1,266,292	732,897	135,050	326,624	3,060,498
Senior Vice President and Chief Financial Officer	2024	565,532	1,003,828	635,811	204,379	281,494	2,691,044
	2023	534,731	903,810	499,069	99,756	260,841	2,298,207
Jessica W. Bateman	2025	387,189	1,890,310	414,004	—	107,673	2,799,176
Senior Vice President, General Counsel, and Corporate Secretary

John S. McDill	2025	535,193	828,535	572,367	112,869	269,523	2,318,487
Senior Vice President, Utility Operations	2024	489,644	718,561	471,851	181,154	229,297	2,090,507
	2023	457,725	640,863	366,171	76,763	217,959	1,759,481
Karen E. Hartsfield	2025	538,154	828,535	575,534	72,675	291,110	2,306,008
Senior Advisor	2024	501,485	718,561	483,261	58,675	250,761	2,012,743
	2023	457,725	640,863	366,171	46,518	217,959	1,729,236
(a)No bonus amounts, as defined by applicable SEC rules and regulations, were paid and no stock options were awarded to any named executive officers in fiscal years 2025, 2024 or 2023.
(b)In accordance with applicable SEC rules, the valuation of stock awards in this table is based upon the grant date fair value of time-based RSUs granted during fiscal 2023-2025, along with performance-based RSUs granted during fiscal 2023-2025. The stock awards are valued at the grant date fair value calculated in accordance with FASB ASC Topic 718 excluding any estimate of forfeitures related to service vesting conditions. The fair value of the performance-based RSUs on the grant date are shown in the following table at their maximum value, assuming the highest level of performance conditions (200% of the target) will be achieved during the performance period.

Name	Year	Stock Awards ($)
J. Kevin Akers	2025	7,768,585
	2024	7,980,279
	2023	5,754,107
Christopher T. Forsythe	2025	1,899,082
	2024	1,756,548
	2023	1,355,715
Jessica W. Bateman	2025	1,242,803
John S. McDill	2025	1,242,803
	2024	1,257,331
	2023	961,294
Karen E. Hartsfield	2025	1,242,803
	2024	1,257,331
	2023	961,294

2026 Proxy Statement	47

Named Executive Officer Compensation and Related Matters
(c)The amounts shown for fiscal 2025 reflect the cash payments attributable to performance achieved at the level of 153% of target EPS in fiscal 2025 under our Incentive Plan. For a discussion of the performance criteria established by our HR Committee for awards in fiscal 2025 under our Incentive Plan, see “2025 Elements of Compensation,” beginning on page 39. Awards under the Incentive Plan are generally paid in cash and are based on the participant’s eligible earnings received during the fiscal year. However, participants may elect prior to the beginning of each fiscal year to convert all or a portion of their awards to time-based RSUs, with a premium equal to 20% of the amount converted, with such units being awarded under our LTIP. Each named executive officer elected to receive 100% cash for his or her fiscal 2025 Incentive Plan award.
(d)The amounts shown reflect the aggregate current year increase in pension values for each named executive officer based on the change in the present value of the benefit as presented in the “Retirement Plans Tables,” beginning on page 51. The present value is based on the earliest age for which an unreduced benefit is available and assumptions from the September 30, 2023, September 30, 2024, and September 30, 2025, measurement dates. Above-market interest earned on the Account Balance SERP for each of the following participants was $0 for fiscal 2025: Mr. Forsythe, Mr. McDill, Ms. Hartsfield, and Ms. Bateman.
(e)The components of “All Other Compensation” are reflected in the table below.
All Other Compensation for Fiscal Year 2025

Name	Company Contributions to Retirement Savings Plan ($)(a)	Company Contributions to Account Balance SERP ($)	Cost of Premiums for Company-Paid Term Life Insurance ($)	Financial Planning ($)(b)	Perquisites ($)(c)	Total ($)
J. Kevin Akers	16,504	—	1,258	—	—	17,762
Christopher T. Forsythe	16,504	308,862	1,258	—	—	326,624
Jessica W. Bateman	10,096	96,779	798	—	—	107,673
John S. McDill	16,504	251,761	1,258	—	—	269,523
Karen E. Hartsfield	30,503	255,354	1,258	3,995	—	291,110
(a)Ms. Hartsfield’s Company contributions to the RSP include the FACC.
(b)We provide financial planning services to our named executive officers, which benefit is valued at the actual charge for the services.
(c)No named executive officer received perquisites and other personal benefits with an aggregate value equal to or exceeding $10,000 during fiscal 2025.
Grants of Plan-Based Awards
The following table shows the grants of equity and incentive plan-based awards to the named executive officers during fiscal 2025:
Grants of Plan-Based Awards for Fiscal Year 2025(a)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(b)			Estimated Future Payouts Under Equity Incentive Plan Awards(c)			All Other Stock Awards: Number of Shares of Stock or Units (#)(d)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Kevin Akers
Incentive Plan	10/01/24	699,000	1,398,000	2,796,000	—	—	—	—	—
Time-Based RSUs	02/04/25	—	—	—	—	—	—	9,095	1,294,764
Performance-Based RSUs	02/04/25	—	—	—	13,643	27,285	54,570	—	3,884,293
Christopher T. Forsythe
Incentive Plan	10/01/24	244,000	488,000	976,000	—	—	—	—	—
Time-Based RSUs	02/04/25	—	—	—	—	—	—	2,225	316,751
Performance-Based RSUs	02/04/25	—	—	—	3,335	6,670	13,340	—	949,541
Jessica W. Bateman
Incentive Plan	01/01/25	192,500	385,000	770,000	—	—	—	—	—
Time-Based RSUs	01/15/25	—	—	—	—	—	—	7,500	1,061,775
Time-Based RSUs	02/04/25	—	—	—	—	—	—	1,455	207,134
Performance-Based RSUs	02/04/25	—	—	—	2,183	4,365	8,730	—	621,401
John S. McDill
Incentive Plan	10/01/24	192,500	385,000	770,000	—	—	—	—	—
Time-Based RSUs	02/04/25	—	—	—	—	—	—	1,455	207,134
Performance-Based RSUs	02/04/25	—	—	—	2,183	4,365	8,730	—	621,401
Karen E. Hartsfield
Incentive Plan	10/01/24	192,000	385,000	770,000	—	—	—	—	—
Time-Based RSUs	02/04/25	—	—	—	—	—	—	1,455	207,134
Performance-Based RSUs	02/04/25	—	—	—	2,183	4,365	8,730	—	621,401

48	Atmos Energy

Named Executive Officer Compensation and Related Matters
(a)No stock options were awarded to any named executive officer in fiscal 2025.
(b)The amounts reflect the estimated payments which could have been made under our Incentive Plan, based upon the participant’s annual salary and target bonus opportunity. The plan provides that our named executive officers may receive annual cash incentive awards based on the performance and profitability of the Company. The HR Committee establishes annual target awards for each such officer. The actual amounts received by the named executive officers in fiscal 2025 under the plan are set forth under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table for Fiscal Year 2025,” beginning on page 47.
(c)The amounts reflect the performance-based RSUs granted under our LTIP, which vest three years from the beginning of the performance measurement period (October 1, 2024), at which time the holder is entitled to receive a percentage of the performance-based RSUs granted, based on our cumulative EPS performance over the period October 1, 2024 to September 30, 2027, payable in shares of our common stock, plus dividend equivalents payable in stock or cash. The grant date fair market value on February 4, 2025, was $142.36 per share and the grant date fair value of the award is reflected at the target level of performance.
(d)The amounts reflect the time-based RSUs granted under our LTIP, which vest three years from the date of grant.
Outstanding Equity Awards
The following table shows the outstanding equity awards held by the named executive officers at September 30, 2025:
Outstanding Equity Awards at 2025 Fiscal Year-End

	Stock Awards
Name	Number of Shares of Stock or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares of Stock or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(b)
J. Kevin Akers	—	—	111,640	19,062,530
Christopher T. Forsythe	8,290	1,415,518	25,900	4,422,425
Jessica W. Bateman	8,955	1,529,066	8,730	1,490,648
John S. McDill	—	—	17,720	3,025,690
Karen E. Hartsfield	—	—	17,720	3,025,690
(a)Represents time-based RSUs, which generally vest three years from the date of grant, as reflected in the next table. Because Mr. Akers, Mr. McDill, and Ms. Hartsfield are retirement eligible, their time-based RSUs are vested.
(b)Market value is based on the closing price of our common stock of $170.75, as reported on the NYSE Consolidated Tape on September 30, 2025.
(c)Represents performance-based RSUs, assuming maximum level of performance. See footnote (c) to the “Grants of Plan-Based Awards for Fiscal Year 2025” table on page 48 for a discussion of the vesting terms of our performance-based RSUs. Based on our performance through September 30, 2025, performance-based RSUs, at the target level of performance, will vest as indicated in the “Performance-Based Restricted Stock Units Vesting Schedule” below.
Time-Based Restricted Stock Units Vesting Schedule

Name	01-01-26(a)	05-03-26(b)	01-01-27(a)	05-07-27(b)	01-01-28(a)	02-04-28(b)	Total
J. Kevin Akers(c)	—	—	—	—	—	—	—
Christopher T. Forsythe	—	3,970	—	2,095	—	2,225	8,290
Jessica W. Bateman	2,500	—	2,500	—	2,500	1,455	8,955
John S. McDill(c)	—	—	—	—	—	—	—
Karen E. Hartsfield(c)	—	—	—	—	—	—	—
(a)These amounts represent a one-time grant of time-based RSUs, of which 2,500 vest in one year, 2,500 in two years, and 2,500 in three years.
(b)These amounts represent time-based RSUs granted under our LTIP, which vest three years from the date of grant.
(c)Because Mr. Akers, Mr. McDill, and Ms. Hartsfield are retirement eligible, their time-based restricted stock units are vested.
Performance-Based Restricted Stock Units Vesting Schedule(a)

Name	09-30-26	09-30-27	Total
J. Kevin Akers	57,070	54,570	111,640
Christopher T. Forsythe	12,560	13,340	25,900
Jessica W. Bateman	—	8,730	8,730
John S. McDill	8,990	8,730	17,720
Karen E. Hartsfield	8,990	8,730	17,720
(a)The amounts represent performance-based RSUs, assuming the maximum level of performance, which vest at the end of each applicable three-fiscal year performance period. Although these units vest at the dates indicated in the column heading, they are not available for distribution in the form of shares until the number of units earned based on the cumulative EPS amount for the performance period, along with dividend equivalents for the performance period payable in the form of cash or additional units, is finally determined and approved by the Board at its November meeting each year.

2026 Proxy Statement	49

Named Executive Officer Compensation and Related Matters
Vested Common Stock
The following table sets forth the stock awards held by the named executive officers that vested during fiscal 2025:
Stock Vested for Fiscal Year 2025

	Stock Awards(a)
Name	Number of Shares Vested (#)(b)	Value Realized on Vesting ($)(c)
J. Kevin Akers	52,532	8,777,017
Christopher T. Forsythe	11,040	1,867,289
Jessica W. Bateman	—	—
John S. McDill	9,356	1,559,903
Karen E. Hartsfield	9,356	1,355,745
(a)The named executive officers elected to have vested shares withheld, in each case, to cover applicable state and federal taxes incurred, upon receipt of their vested shares. The amounts reflected in this table are not reduced for the shares withheld.
(b)Includes shares that vested during fiscal 2025 attributable to time-based RSUs as well as performance-based RSUs at the actual level of performance for the fiscal 2023-2025 performance period. For Mr. Akers, Mr. McDill, and Ms. Hartsfield, also includes time-based RSUs granted in fiscal 2025 that vested due to their retirement eligibility.
(c)The value realized on vesting represents the fair market value of the shares received on the following dates: $160.66 on May 2, 2025, $154.06 on June 2, 2025, and $172.96 on November 4, 2025.
Retirement Plans
Pension Account Plan. Mr. Akers, Mr. Forsythe, and Mr. McDill participate in the Company’s PAP. Our PAP is a qualified, cash balance defined benefit pension plan under both the IRC and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Benefits under this plan become vested and non-forfeitable after completion of three years of continuous employment. Under the terms of the PAP, a vested participant receives a benefit based on the value of the cash balance account at termination or retirement from the Company. Benefits payable under the PAP are not offset by Social Security benefits. Under the IRC, the annual compensation of each employee to be considered under our retirement plan for 2025 cannot exceed $350,000.
The amount of eligible earnings utilized under the PAP generally includes base salary earned, deferrals to the RSP and IRC Section 125 (“cafeteria plan”) reductions, while it excludes any imputed income attributable primarily to Company-provided life insurance or financial planning services and all incentive compensation, as well as expense reimbursements. All participants may choose to receive their account balances in the form of a lump sum or an annuity. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the “Summary Compensation Table for Fiscal Year 2025,” beginning on page 47, would be considered eligible earnings in determining benefits, subject to applicable limitations under the IRC.
Retirement Savings Plan. The RSP is a qualified, defined contribution plan, which is intended to comply with Section 404(c) of ERISA. All employees are eligible to participate in the RSP immediately upon joining the Company. Investments may be made in shares of Company common stock up to a maximum allocation of 25% or in a variety of other equity and fixed income investments offered by the RSP administrator. Employees may make pre-tax or Roth contributions to the RSP based on the amount of eligible earnings, which is composed generally of base salary, pre-tax contributions to the RSP and cafeteria plan reductions, but excludes any imputed income attributable primarily to Company-provided life insurance or financial planning services and all incentive compensation, as well as expense reimbursements. From October 1, 2024, to December 31, 2024, the Company matched a participant’s contribution up to 4% of eligible earnings. Starting January 1, 2025, the Company matched a participant’s contribution up to 5% of eligible earnings, and beginning January 1, 2026, the Company will match a participant’s contribution up to 6% of eligible earnings. The Company also contributes a FACC to the RSP after one year of service, which is equal to 4% of eligible earnings for all participants in the RSP who joined the Company after September 30, 2010, when new employees ceased to be eligible to participate in the PAP. Ms. Hartsfield received such a contribution in fiscal 2025. Ms. Bateman did not receive a contribution because she had not yet been employed by the Company for a full year. All participants are immediately vested in their contributions to the RSP, and their matching Company contributions are vested after one year of service. Participants are vested in the FACC component of their RSP account balances after three continuous years of employment.
Supplemental Executive Retirement Plans. Mr. Akers participates in the Company’s SERP, which provides retirement benefits (as well as supplemental disability and death benefits) to certain officers. The SERP provides that an officer who has participated in the SERP for at least two years and has attained age 55 is entitled to a lump sum payment. The lump sum payment is actuarially equivalent to an annual supplemental pension in an amount that, when added to their annual pension payable under the PAP, equals 60% of their compensation, subject to reductions for less than ten years of employment at the Company and for retirement prior to age 62. The SERP covers compensation in an amount equal to the sum of (a) the greater of the participant’s annual base salary at the date of termination of employment or the average of the participant’s annual base salary for the highest of three calendar years (whether or not consecutive) of employment with the Company and (b) the greater of the amount of the participant’s last award under any of the Company’s annual performance bonus or incentive plans or the average of the participant’s highest three performance awards under such plans (whether or not consecutive). The amount of current compensation covered by the SERP at the end of fiscal 2025 for Mr. Akers is $3,265,572.

50	Atmos Energy

Named Executive Officer Compensation and Related Matters
Mr. Forsythe, Ms. Bateman, Mr. McDill, and Ms. Hartsfield participate in the Account Balance SERP, which is a non-qualified account based plan that provides an annual contribution of 25%, which percentage is established by the Board of Directors for participants who are members of the Company’s Management Committee, of the participant’s total annual earnings (base salary and incentive payment under our Annual Incentive Plan) into a notional supplemental retirement account. The Account Balance SERP is open only to employees of the Company selected by the Board, in its discretion, to participate in the plan. In addition to receiving an annual pay credit at the end of each calendar year in their account balance equal to a percentage of each participant’s total annual earnings, each participant receives an interest credit to participant’s account balance at the end of each plan year. A participant is eligible to receive a distribution of their supplemental benefit under the plan upon retirement, which is defined as a voluntary termination from employment with the Company that constitutes a separation from service after the participant has completed at least three years of participation in the plan and has attained age 55.
Retirement Plans Tables
The tables below show the present value of accumulated benefits payable to each of the named executive officers under our PAP, SERP or Account Balance SERP, as applicable. See the discussion under “Pension Account Plan” and “Supplemental Executive Retirement Plans,” above on page 50, for more information on these plans.
Pension Benefits Table for Fiscal Year 2025

Retirement age:	(a) 65, or current age if later, for the PAP (b) 62, or current age if later, for the SERP
Discount Rates:
Pension Account Plan	5.45%
Supplemental Executive Retirement Plan	5.14%
Postretirement mortality:
Annuities:	Pri-2012 White Collar Annuitant Table Projected Generationally from 2012 using Scale MP-2021
Lump Sums:	Use of the applicable mortality table, as defined in IRC Section 417(e)(3)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
J. Kevin Akers(a)	Pension Account Plan	34.08	965,021	—
	Supplemental Executive Retirement Plan	22.83	25,595,163	—
Christopher T. Forsythe(b)	Pension Account Plan	22.27	464,014	—
John S. McDill(b)	Pension Account Plan	38.45	764,442	—
(a)Mr. Akers is eligible for early retirement with an immediate PAP benefit and an unreduced benefit under the SERP.
(b)Mr. Forsythe and Mr. McDill were eligible for early commencement of an immediate PAP benefit as of September 30, 2025.
Non-Qualified Deferred Compensation Table for Fiscal Year 2025

Name	Plan Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year(a)	Aggregate Earnings in Last Fiscal Year(b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Christopher T. Forsythe(c)	Account Balance Supplemental Executive Retirement Plan	—	308,862	111,483	—	2,675,371
Jessica W. Bateman(c)	Account Balance Supplemental Executive Retirement Plan	—	96,779	—	—	96,779
John S. McDill(c)	Account Balance Supplemental Executive Retirement Plan	—	251,761	56,464	—	1,421,241
Karen E. Hartsfield(c)	Account Balance Supplemental Executive Retirement Plan	—	255,354	72,675	—	1,784,503
(a)Amounts reported in this column represent employer contributions under the Account Balance SERP. These amounts are also reported in the Summary Compensation Table under All Other Compensation.
(b)The amounts attributable to above-market interest on non-qualified deferred compensation in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table and identified in footnote (d) to that table are also included in this column.
(c)Mr. McDill and Ms. Hartsfield are eligible for an immediate distribution of their Account Balance SERP account balance. Upon attainment of age 55, Mr. Forsythe and Ms. Bateman will be eligible for an immediate distribution of their Account Balance SERP account balance.

2026 Proxy Statement	51

Named Executive Officer Compensation and Related Matters
Change in Control Severance Agreements
We have entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of certain terminations of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally below). In addition, each such named executive officer will be entitled to all rights and benefits, if any, provided under any other plan or agreement between such named executive officer and the Company.
The severance agreement for each such named executive officer generally provides that, in connection with a qualifying termination, the Company will pay such officer a lump sum equal to (a) 2.5 times their total compensation (annual base salary and the higher of the last award under the Incentive Plan or the average of the three highest awards under such plan, whether or not consecutive) and (b) the total of (i) an amount that is actuarially equivalent to an additional three years of annual age and service credits payable to the officer under the PAP or the FACC (as applicable) and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under the RSP. The Company is also obligated to provide the officer with all medical, dental, vision, and any other health benefits which qualify for continuation coverage under IRC Section 4980B (COBRA), for a period of 18 months following the date of termination. In addition, following the end of the 18-month period, the Company is to pay such officer a lump sum amount equal to the present value of the cost to the Company of providing those benefits for an additional 18-month period. Also, the Company must pay the officer a lump sum amount equal to the present value of the cost to the Company of providing accident and life insurance benefits as well as disability benefits (based on the benefits in effect for such officer at the time of the change in control) for a period of 36 months from their date of termination.
However, if an executive officer is terminated by the Company for “cause” (as defined in the severance agreement), or their employment is terminated due to retirement, death, or disability, the Company is not obligated to pay such officer the lump sum severance payment above. Further, if an executive officer voluntarily terminates their employment other than for “constructive termination” (as defined in the severance agreement), the Company is not obligated to pay such officer the lump sum severance payment above. The Company is not responsible for the payment of any excise tax gross-up payments which may be due on the payment of severance benefits to our named executive officers. However, if such lump sum severance benefit payments result in the imposition of excise taxes imposed by Section 4999 of the IRC, the officer will have the option to elect to have the payment reduced to a level that will result in no payment of such excise tax by such officer or to have the Company pay the full severance payment amount, thereby leaving such officer responsible for personally paying any such excise tax penalties imposed.
For the purposes of these agreements, a “change in control” will generally be deemed to have occurred at any one of the following times:
•on the date any person acquires ownership of common stock, that together with stock already held by such person, results in the person having beneficial ownership of 50% or more of the total fair market value or total voting power of our common stock;
•on the date that a person acquires, or has acquired over a 12-month period, ownership of our common stock possessing 30% or more of the total voting power of our stock;
•on the date a majority of the members of our Board is replaced during any 12-month period by directors whose election is not endorsed by a majority of the Board before the date of the election; or
•on the date that a person acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition, at least 40% of the total gross fair market value of our assets, as measured immediately before such acquisition, except if such sale is to a person or entity owning, directly or indirectly, at least 50% of the total value or voting power of our common stock before such acquisition.
Potential Payments Upon Termination or Change in Control
Payments Made Upon Any Termination. Regardless of the way a named executive officer’s employment is terminated, he or she is entitled to receive the following amounts earned during his or her term of employment, subject to the additional restrictions discussed below under “Payments Made Upon Termination for Cause.” Such amounts include:
•amount of accrued but unpaid base salary;
•amounts contributed under, or otherwise vested in our RSP; and
•amounts accrued and vested through our PAP and SERP or Account Balance SERP.
Payments Made Upon Retirement. In the event of the retirement of a named executive officer (only Mr. Akers, Mr. McDill, and Ms. Hartsfield are eligible for retirement treatment described below), in addition to the items identified above, such named executive officer will be entitled to receive:
•a pro rata portion, at the end of the three-year performance period, of each outstanding grant of performance-based RSUs under our LTIP, at a value equal to the actual level of performance achieved during the period; and
•upon the termination of the restricted period, shares of stock equal to the number of time-based RSUs granted under our LTIP or issued as a result of an election to convert all or a portion of an Incentive Plan payment. Although settlement is delayed, if they have attained the age of 55 and completed 3 consecutive years of service with the Company, our Named Executive Officers vest in their time-based RSUs on the later of June 1 of the year in which the grant is made or the date of the grant.

52	Atmos Energy

Named Executive Officer Compensation and Related Matters
Payments Made Upon Death or Disability. In the event of the death or disability of a named executive officer, in addition to the benefits listed above under “Payments Made Upon Any Termination,” the named executive officer or designated beneficiary will be entitled to receive:
•a pro rata portion, based on the number of months completed of such performance period, at the time of such termination, of each outstanding grant of performance-based RSUs under our LTIP, at a value equal to the target level of performance for the period;
•shares of our common stock equal to the number of cumulative time-based RSUs granted under our LTIP or issued as a result of an election to convert all or a portion of an Incentive Plan payment; and
•payments under the Company’s life insurance plan or benefits under the Company’s disability plan, as appropriate.
Payments Made Upon Voluntary Termination or Termination Without Cause. In the event of a voluntary termination or termination without cause for Mr. Forsythe or Ms. Bateman (except for a termination without cause due to a general reduction in force or the specific elimination of a named executive officer’s position, in which case the benefits would be substantially equivalent to those described under “Payments Made Upon Death or Disability”), no equity or retirement benefits would be payable to these named executive officers since they are not yet eligible for retirement.
Payments Made Upon Termination for Cause. The benefits for a termination for cause are substantially equivalent to the benefits described above under “Payments Made Upon Any Termination,” except that for all the named executive officers, no benefit under the SERP or Account Balance SERP would be payable. In addition, all outstanding grants of time-based RSUs and performance-based RSUs, as well as any unvested FACC under the RSP, would be forfeited by all named executive officers.
Payments Made Upon a Change in Control. As discussed above in “Change in Control Severance Agreements,” beginning on page 52, we have entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of a termination without “cause” or “constructive termination” of their employment within three years following a “change in control” of the Company, as such terms are defined in the agreements. As is also discussed above, under the “best net” approach, the Company is not liable for the tax gross-up payments on behalf of those individuals whose severance payments would trigger excise tax penalties. In the tables below under the heading “Termination Upon/Following Change in Control,” we assume the named executive officers would receive the full amount of the severance benefits and pay any related excise tax penalties. The severance agreement for each such named executive officer provides that the Company will pay such named executive officer a lump sum severance payment as described in “Change in Control Severance Agreements,” beginning on page 52.
Potential Post-Employment Payment Tables. The following tables reflect estimates of the total amount of compensation due each named executive officer in the event of such executive’s termination of employment by reason of death, disability, retirement, termination for cause, or termination of employment upon or following a change in control. There are no separate columns presented below showing amounts payable in the event of either a voluntary termination or a termination without cause since such amounts would be substantially equivalent to the amounts shown under Termination Upon Retirement. The amounts shown below assume that such termination was effective as of September 30, 2025, and are estimates of the amounts which would be paid out to the executives upon such termination. The amounts shown below with respect to accelerated equity assume a value based on the closing price of our common stock of $170.75, as reported on the NYSE Consolidated Tape on September 30, 2025. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination For Cause ($)	Termination Upon/ Following Change in Control ($)
J. Kevin Akers
Cash Severance	—	—	—	—	8,163,930
Equity
Time-Based Restricted Stock Units	6,053,941	6,053,941	6,053,941	6,053,941	6,053,941
Performance-Based Restricted Stock Units	14,180,156	14,180,156	14,180,156	—	14,180,156
Total	20,234,097	20,234,097	20,234,097	6,053,941	20,234,097
Retirement Benefits
Pension Account Plan	960,718	1,105,587	960,718	960,718	1,085,583
Supplemental Executive Retirement Plan	29,427,009	25,636,847	27,054,799	—	27,052,011
Retirement Savings Plan	3,406,015	3,406,015	3,406,015	3,406,015	3,463,021
Total	33,793,742	30,148,449	31,421,532	4,366,733	31,600,615
Other Benefits
Health & Welfare	—	—	—	—	42,537
Total	54,027,839	50,382,546	51,655,629	10,420,674	60,041,179

2026 Proxy Statement	53

Named Executive Officer Compensation and Related Matters

	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination For Cause ($)	Termination Upon/ Following Change in Control ($)
Christopher T. Forsythe
Cash Severance	—	—	—	—	3,357,243
Equity
Time-Based Restricted Stock Units	3,854,681	3,854,681	—	—	3,854,681
Performance-Based Restricted Stock Units	3,256,131	3,256,131	—	—	3,256,131
Total	7,110,812	7,110,812	—	—	7,110,812
Retirement Benefits
Pension Account Plan	490,645	751,995	490,645	490,645	581,464
Account Balance SERP	2,675,371	2,675,371	—	—	2,675,371
Retirement Savings Plan	2,118,961	2,118,961	2,118,961	2,118,961	2,175,967
Total	5,284,977	5,546,327	2,609,606	2,609,606	5,432,802
Other Benefits
Health & Welfare	—	—	—	—	34,331
Total	12,395,789	12,657,139	2,609,606	2,609,606	15,935,188

	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination For Cause ($)	Termination Upon/ Following Change in Control ($)
Jessica W. Bateman
Cash Severance	—	—	—	—	2,410,010
Equity
Time-Based Restricted Stock Units	1,529,066	1,529,066	—	—	1,529,066
Performance-Based Restricted Stock Units	888,313	888,313	—	—	888,313
Total	2,417,379	2,417,379	—	—	2,417,379
Retirement Benefits
Pension Account Plan	—	—	—	—	—
Account Balance SERP	96,779	96,779	—	—	96,779
Retirement Savings Plan	22,048	22,048	22,048	22,048	117,612
Total	118,827	118,827	22,048	22,048	214,391
Other Benefits
Health & Welfare	—	—	—	—	37,744
Total	2,536,206	2,536,206	22,048	22,048	5,079,524

54	Atmos Energy

Named Executive Officer Compensation and Related Matters

	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination For Cause ($)	Termination Upon/ Following Change in Control ($)
John S. McDill
Cash Severance	—	—	—	—	2,805,918
Equity
Time-Based Restricted Stock Units	985,228	985,228	985,228	985,228	985,228
Performance-Based Restricted Stock Units	2,247,357	2,247,357	2,247,357	—	2,247,357
Total	3,232,585	3,232,585	3,232,585	985,228	3,232,585
Retirement Benefits
Pension Account Plan	769,336	936,269	769,336	769,336	894,201
Account Balance SERP	1,421,241	1,421,241	1,421,241	—	1,421,241
Retirement Savings Plan	1,350,696	1,350,696	1,350,696	1,350,696	1,407,702
Total	3,541,273	3,708,206	3,541,273	2,120,032	3,723,144
Other Benefits
Health & Welfare	—	—	—	—	42,537
Total	6,773,858	6,940,791	6,773,858	3,105,260	9,804,184

	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination For Cause ($)	Termination Upon/ Following Change in Control ($)
Karen E. Hartsfield
Cash Severance	—	—	—	—	2,813,835
Equity
Time-Based Restricted Stock Units	985,228	985,228	985,228	985,228	985,228
Performance-Based Restricted Stock Units	2,247,357	2,247,357	2,247,357	—	2,247,357
Total	3,232,585	3,232,585	3,232,585	985,228	3,232,585
Retirement Benefits
Pension Account Plan	—	—	—	—	—
Account Balance SERP	1,784,503	1,784,503	1,784,503	—	1,784,503
Retirement Savings Plan	793,302	793,302	793,302	793,302	888,866
Total	2,577,805	2,577,805	2,577,805	793,302	2,673,369
Other Benefits
Health & Welfare	—	—	—	—	47,106
Total	5,810,390	5,810,390	5,810,390	1,778,530	8,766,895
In the tables above, we have shown the severance compensation and employee benefits to be provided in the aggregate to each named executive officer in the event of each of the termination scenarios. In each scenario, there are differences in how equity, retirement, and health and welfare benefits are determined. The discussion below provides more specific information on the retirement benefits under each of the various scenarios as well as the health and welfare benefits payable only in the event of a termination of a named executive officer following a change in control.
Termination Upon Death. The SERP benefit is the sum of the following:
•two times final average earnings (base salary plus annual payment under the Incentive Plan);
•a life annuity benefit of 50% of final average earnings (base salary plus annual payment under the Incentive Plan) payable to the surviving spouse; and
•a temporary life annuity benefit of 25% of final average earnings (base salary plus annual payment under the Incentive Plan) payable to dependent children until children reach the age of 18 years.
In addition, the following benefits are payable at a termination upon death:
•the Account Balance SERP plan benefit is equal to the account balance at the time of death;
•the PAP plan benefit is equal to the account balance at the time of death; and
•the RSP plan benefit is equal to the account balance at the time of death.

2026 Proxy Statement	55

Named Executive Officer Compensation and Related Matters
Termination Upon Disability. The SERP benefit is the sum of the following:
•a monthly benefit based on 60% of compensation (base salary plus annual payment under the Incentive Plan) less the amount paid from the Company’s group disability plan, with the net benefit payable as a temporary benefit until the age of 65 years; and
•regular retirement benefit, as described below in “Termination Upon Retirement,” payable at the age of 65 years.
In addition, the following benefits are payable at a termination upon disability:
•the Account Balance SERP plan benefit is equal to the account balance at the time of disability;
•the PAP plan benefit is equal to the value of the projected age 65 monthly benefit assuming level future earnings from date of disability; and
•the RSP plan benefit equal to the account balance at the time of disability.
Termination Upon Retirement. At September 30, 2025, Mr. Akers, Mr. McDill, and Ms. Hartsfield were eligible for retirement. The SERP benefit at retirement is the lump sum benefit based on a target benefit of 60% of final average earnings (base salary plus annual payment under the Incentive Plan) less an offset for the benefits to be paid from the tax-qualified PAP which would be reduced if retirement were to occur prior to age 62 or if the service period at the Company were less than ten years. In addition, the following benefits are payable at retirement:
•the Account Balance SERP plan benefit is equal to the account balance at the time of retirement;
•the PAP plan benefit is equal to the account balance at the time of retirement; and
•the RSP plan benefit is equal to the account balance at the time of retirement.
Termination Upon Change in Control. The SERP benefit upon termination following a change in control is equal to the same retirement benefits described above with respect to “Termination Upon Retirement,” with the following additional provisions:
•there is no reduction applied to the earned benefit in the event that the named executive officer has less than 10 years of service;
•there is no reduction applied to the earned benefit for early commencement prior to age 62; and
•the named executive officer is immediately vested in the accrued benefit.
In addition, the following benefits are payable upon termination following a change in control:
•the Account Balance SERP plan benefit is equal to the account balance at the time of termination pursuant to a change in control;
•the PAP benefit includes the accrued benefit at the time of termination plus an additional three years of earned compensation credits; and
•the RSP benefit includes the accrued benefit at the time of termination plus an additional three years of Company matching contributions and three years of service credits for the FACC, if applicable.
Health and Welfare Benefits. The Company provides supplemental benefits in the form of health and welfare benefits only in the event of the termination of a named executive officer following a change in control. The supplemental health and welfare benefits reported in the “Potential Post-Employment Payment Tables” above, beginning on page 53, represent the following benefits: (i) all medical, dental, vision and any other health benefits which qualify for continuation coverage under COBRA for a period of 18 months from the date of termination; (ii) payment of a lump sum equal to the present value of the cost to the Company of providing those benefits for an additional 18-month period; and (iii) payment of a lump sum equal to the present value of the cost to the Company of providing accident and life insurance benefits as well as disability benefits for a period of 36 months from their date of termination, equal to such benefits in effect for the officer at the time of the change in control.
CEO Pay Ratio
Our CEO to median employee pay ratio is calculated in accordance with SEC rules and requirements. The annual total compensation of our President and Chief Executive Officer, as reported in the Summary Compensation Table for fiscal 2025 was $9,953,274. The annual total compensation of our median employee (the “Median Employee”), following the same methodology used in computing the annual total compensation of our CEO, was $94,123. The ratio of the annual total compensation of our President and Chief Executive Officer to the annual total compensation of our Median Employee was 106 to 1.

CEO Pay Ratio
Median employee total compensation	$94,123
CEO total compensation	$9,953,274
Ratio of CEO to Median employee compensation	106:1

56	Atmos Energy

Named Executive Officer Compensation and Related Matters
In determining the annual total compensation of our Median Employee, we used the following methodology:
•We selected July 1, 2025 as the determination date used to reflect our Company’s employee population during fiscal 2025, which date is within three months of the end of fiscal 2025 on September 30, 2025.
•To identify the Median Employee as of July 1, 2025, we utilized the total compensation (base salary, overtime/shift pay and all incentive compensation earned) of all our employees, excluding our CEO, as of that date for the 12-month period from July 2024 through June 2025, as a consistently applied compensation measure, with the following refinements:
•We annualized the compensation of any individuals who were employed for less than the full 12-month period.
•We did not include the value of any equity awards in determining the Median Employee.
SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.
Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between "compensation actually paid" to our CEO and to our other NEOs and certain financial performance of the Company. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. For further information concerning the Company’s Total Rewards strategy and how the Company aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis,” beginning on page 35.
Pay versus Performance Table

Year(1)	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO(2)	Average Summary Compensation Table Total for Other NEOs	Average Compensation Actually Paid to Other NEOs(3)	Value of Initial Fixed $100 Investment Based on Company TSR(4)	Value of Initial Fixed $100 Investment Based on Peer Group TSR(5)	Net Income (in millions)(6)	Company Selected Measure: Diluted EPS(7)
2025	$9,953,274	$16,402,906	$2,619,145	$3,937,876	$125.63	$121.42	$1,198.8	$7.46
2024	$13,738,568	$11,033,995	$2,127,076	$2,988,788	$134.60	$127.51	$1,042.9	$6.83
2023	$8,104,362	$6,531,772	$1,839,824	$1,857,435	$106.66	$93.10	$885.9	$6.10
2022	$4,839,562	$6,608,571	$1,628,311	$2,119,485	$118.45	$106.22	$774.4	$5.60
2021	$6,467,314	$4,568,698	$1,666,440	$1,614,393	$91.54	$112.04	$665.6	$5.12
(1)The CEO and other NEOs for the indicated years were as follows:
•For 2025, our CEO was J. Kevin Akers and our other NEOs were Christopher T. Forsythe, Jessica W. Bateman, John S. McDill, and Karen E. Hartsfield.
•For 2024, 2023 and 2022, our CEO was J. Kevin Akers and our other NEOs were Christopher T. Forsythe, John S. McDill, Karen E. Hartsfield, and J. Matt Robbins.
•For 2021, our CEO was J. Kevin Akers and our other NEOs were Christopher T. Forsythe, Karen E. Hartsfield, David J. Park, and J. Matt Robbins.
(2)Amounts reported in this column are based on total compensation reported for our CEOs in the Summary Compensation Table (“SCT”) for the indicated fiscal years and adjusted as shown in the table below.

2025
Total Compensation for CEO as reported in the SCT for the covered year	$9,953,274
Deduct change in pension values reported in the SCT for the covered year	($1,508,081)
Deduct grant date fair value of equity awards reported in the SCT for the covered year	($5,179,057)
Add pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the covered year	($4,454)
Add fair values as of the end of the covered year of all equity awards granted during the covered year that are outstanding and unvested as of the end of such covered year	$5,552,718
Add fair value as of the vesting date of any awards granted in the covered year that vested during the covered year	$1,401,176
Add dividends paid on outstanding time-based RSUs	$134,854
Add the change in fair value (whether positive or negative) from prior year end to the end of the covered year of any equity awards granted in any prior year that are outstanding and unvested as of the end of such covered year	$3,827,050
Add the change in fair value (whether positive or negative) from prior year end to the vesting date of any equity awards granted in any prior year for which all applicable vesting conditions were satisfied during the covered year	$2,225,426
Deduct the fair value of any equity awards granted in a prior year that were forfeited in the covered year determined as of the end of the prior year	$0
Compensation Actually Paid to CEO	$16,402,906

2026 Proxy Statement	57

Named Executive Officer Compensation and Related Matters
Fair value of equity awards was computed consistent with the Company’s methodology used for financial reporting purposes.
(3)Amounts reported in this column are based on the average of the total compensation reported for our other NEOs in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below.

2025
Average Total Compensation for the Other NEOs as reported in the SCT for the covered year	$2,619,145
Deduct average change in pension values reported in the SCT for the covered year	($80,149)
Deduct average grant date fair value of equity awards reported in the SCT for the covered year	($1,203,418)
Add average pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the covered year	$12,772
Add average fair values as of the end of the covered year of all equity awards granted during the covered year that are outstanding and unvested as of the end of such covered year	$1,482,830
Add average fair value as of the vesting date of any awards granted in the covered year that vested during the covered year	$112,079
Add average dividends paid on outstanding time-based RSUs	$25,650
Add average change in fair value (whether positive or negative) from prior year end to the end of the covered year of any equity awards granted in any prior year that are outstanding and unvested as of the end of such covered year	$560,575
Add average change in fair value (whether positive or negative) from prior year end to the vesting date of any equity awards granted in any prior year for which all applicable vesting conditions were satisfied during the covered year	$408,392
Deduct average fair value of any equity awards granted in a prior year that were forfeited in the covered year determined as of the end of the prior year	$0
Average Compensation Actually Paid to the Other NEOs	$3,937,876
Fair value of equity awards was computed in accordance with the Company’s methodology used for financial reporting purposes.
(4)Cumulative total shareholder return is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period. For purposes of these amounts, the beginning of the measurement period is the last trading day before the 2021 fiscal year.
(5)Represents the weighted peer group TSR. The peer group used for this purpose is the Company’s proxy peer group as described in “Competitive Executive Compensation Benchmarking” above, and the companies that comprised such peer group were as follows:
•Alliant Energy Corporation
•Ameren Corporation
•Black Hills Corporation
•CenterPoint Energy, Inc.
•CMS Energy Corporation
•DTE Energy Company
•Evergy, Inc.
•National Fuel Gas Company
•NiSource Inc.
•OGE Energy Corp.
•ONE Gas, Inc.
•PPL Corporation
•Southwest Gas Holdings, Inc.
•Spire Inc.
•WEC Energy Group, Inc.
•Xcel Energy Inc.
DTE Energy Company and PPL Corporation were added to the peer group for fiscal 2025. The value of initial fixed $100 investment based on the peer group used for fiscal years 2021-2024 would be $111.85 for 2021, $107.09 for 2022, $93.15 for 2023, $125.75 for 2024, and $122.41 for 2025.
(6)Represents the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(7)In accordance with SEC rules, the Company is required to include in the Pay versus Performance table the “most important” financial performance measure (as determined by the Company) used to link compensation actually paid to our NEOs to Company performance for the most recently completed fiscal year. The Company determined EPS, which is a metric included in our incentive program, meets this requirement and therefore, we have included this performance measure in the Pay versus Performance table. EPS is as reflected in the Company’s audited financial statements for the applicable year.

58	Atmos Energy

Named Executive Officer Compensation and Related Matters
Description of the Relationship between Compensation Actually Paid to our Named Executive Officers and Company Performance
The graphs below describe the relationship between compensation actually paid to our CEO and other NEOs (as calculated above) and our financial and stock performance for the indicated years.
The following graph compares the compensation actually paid to our CEO and the average of the compensation actually paid to our other NEOs with our EPS.
Compensation Actually Paid (CAP) versus EPS

¢	CAP to CEO	¢	CAP to Other NEOs	Diluted EPS
The following graph compares the compensation actually paid to our CEO, the average of the compensation actually paid to our other NEOs and the Company’s TSR performance. The graph also compares the Company’s TSR performance with the benchmarking peer group’s TSR performance. The Company’s and the benchmarking peer group’s TSR amounts assume that $100 was invested beginning on September 30, 2020, and assumes reinvestment of all dividends.
Compensation Actually Paid (CAP) versus Company TSR versus Peer Group TSR

¢	CAP to CEO	¢	CAP to Other NEOs	TSR	Peer Group TSR

2026 Proxy Statement	59

Named Executive Officer Compensation and Related Matters
The following graph compares the compensation actually paid to our CEO and the average of the compensation actually paid to our other NEOs with our net income.
Compensation Actually Paid (CAP) versus Net Income

¢	CAP to CEO	¢	CAP to Other NEOs	Net Income (in millions)
Company’s Most Important Financial Performance Measures
The following are the most important financial performance measures (and non-financial performance measures), as determined by the Company, that link compensation actually paid to our NEOs to the Company’s performance or the most recently completed fiscal year.
•Diluted Earnings Per Share
•Total Shareholder Return
•Relative Total Shareholder Return

60	Atmos Energy

Proposal 4

Approval of Amendment to the Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock
The Board of Directors has unanimously approved, and recommends that shareholders approve, an amendment to our existing Restated Articles of Incorporation (the “Existing Articles”) to be contained in an Amended and Restated Certificate of Formation, in the case of Texas, or Restated Articles of Incorporation, in the case of Virginia (each such document being referred to as an “Amended and Restated Charter”) to increase the number of authorized shares of common stock from 200 million to 400 million (“Increase of Common Shares Amendment”).
The Board of Directors recommends that our shareholders vote FOR the approval of an Amendment to the Existing Articles to Increase the Number of Authorized Shares of Common Stock.

Currently, the Company is authorized to issue 200 million common shares. As of September 30, 2025, approximately 162 million shares of common stock were issued, with approximately 34 million shares of common stock reserved for possible issuance under our stock plans and our at-the-market equity offering (“ATM”) program. As a result, approximately 4 million authorized shares of common stock remain available for issuance for future purposes.
Our business is capital intensive, requiring significant resources to fund operating expenses and capital project expenditures. In addition to internal sources to fund liquidity and capital requirements for fiscal 2026 and beyond, we expect to rely on external sources of funds, including, but not limited to, equity financings under our ATM program. The Board of Directors believes it is advisable and in the best interests of the Company and our shareholders to increase the number of authorized shares of common stock to provide us with greater flexibility in considering and planning for future business needs. Approval of this amendment by shareholders will enable us to take timely advantage of market conditions and other opportunities that may become available to us without the expense and delay of arranging a special meeting of shareholders in the future. Other than the equity financings described above and the routine practices of issuing shares pursuant to our stock issuance plans, we have no present plans, proposals, or arrangements with respect to the issuance of any additional shares of common stock authorized upon approval of the Increase of Common Shares Amendment.
We have not proposed the increase in the authorized number of shares of common stock with the intention of using the additional shares for anti-takeover purposes, although an issuance of additional shares could, in certain circumstances, make an attempt to acquire control of the Company more difficult. We are not at this time aware of any such attempts and we are not proposing this increase in response to any third-party effort to acquire control of the Company.
Please see Appendix A which sets forth the Increase of Common Shares Amendment and marks that change specifically.
Approval of the Increase of Common Shares Amendment requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of the Company’s common stock entitled to vote. If the Increase of Common Shares Amendment is approved, it will become effective upon filing of an appropriate certificate with the Secretary of State of the State of Texas and upon the issuance of a Certificate of Restatement by the Commonwealth of Virginia State Corporation Commission. We anticipate making the necessary filings as soon as practicable following shareholder approval of the Increase of Common Shares Amendment. All other sections of the Existing Articles would be maintained in their current form (except to the extent an amendment is approved pursuant to Proposals 5, 6, 7, or 8). For the avoidance of doubt, approval of the proposed amendments contained in Proposals 5, 6, 7, or 8 by the shareholders would not impact the Increase of Common Shares Amendment.
Our Board of Directors reserves the right to elect to abandon the Increase of Common Shares Amendment at any time before it becomes effective even if it is approved by the shareholders. If the shareholders do not approve the Increase of Common Shares Amendment, our Existing Articles would remain in effect in their entirety (except to the extent they are amended pursuant to Proposals 5, 6, 7, or 8).

2026 Proxy Statement	61

Proposal 5

Approval of Amendment to the Articles of Incorporation to Provide for Plurality Voting in the Event of a Contested Election
The Board of Directors has unanimously approved, and recommends that shareholders approve, an amendment to the Company’s Existing Articles to be contained in an Amended and Restated Charter which would provide for a plurality voting standard in the context of a contested director election (the “Plurality Voting Amendment”).
The Board of Directors recommends that our shareholders vote FOR the approval of an amendment to the Existing Articles to provide for plurality voting in the event of a contested election.

A contested election is an election where the number of director nominees exceeds the number of directors to be elected. The current provision in the Existing Articles provides for majority voting for director elections whether contested or uncontested. If the Plurality Voting Amendment is approved and the number of director nominees exceeds the number of directors as established by our Board under the Company’s Bylaws (that is, the election is a contested election), plurality voting will apply in such election. Our Board of Directors believes that a plurality voting standard is more appropriate in the case of a contested election for a number of reasons, including avoiding the risk of a failed election (i.e., where one or more directors fails to receive majority vote). Under a plurality voting standard in a contested election, the nominees receiving the highest number of votes, regardless of whether the nominees receive a majority of votes cast in the election, would be elected as directors. The Plurality Voting Amendment would also remove an outdated reference to the Company’s previously classified Board. For the foregoing reasons, our Board of Directors determined that the Plurality Voting Amendment is advisable and in the best interests of the Company and its shareholders.
Please see Appendix B which sets forth the Plurality Voting Amendment and marks those changes specifically.
Approval of the Plurality Voting Amendment requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of the Company’s common stock entitled to vote. If the Plurality Voting Amendment is approved, it will become effective upon filing of an appropriate certificate with the Secretary of State of the State of Texas and upon the issuance of a Certificate of Restatement by the Commonwealth of Virginia State Corporation Commission. We anticipate making the necessary filings as soon as practicable following shareholder approval of the Plurality Voting Amendment. All other sections of the Existing Articles would be maintained in their current form (except to the extent an amendment is approved pursuant to Proposals 4, 6, 7, or 8). For the avoidance of doubt, approval of the proposed amendments contained in Proposals 4, 6, 7, or 8 by the shareholders would not impact the Plurality Voting Amendment.
Our Board of Directors reserves the right to elect to abandon the Plurality Voting Amendment at any time before it becomes effective even if it is approved by the shareholders. If the shareholders do not approve the Plurality Voting Amendment, our Existing Articles would remain in effect in their entirety (except to the extent they are amended pursuant to Proposals 4, 6, 7, or 8).

62	Atmos Energy

Proposal 6

Approval of Amendment to the Articles of Incorporation to Limit the Liability of Certain Officers as Permitted by Texas and Virginia Law
 The Board of Directors has unanimously approved, and recommends that shareholders approve, an amendment to our Existing Articles to be contained in an Amended and Restated Charter to limit the liability of certain officers as permitted by Texas and Virginia law (the “Exculpation Amendment”).
The Board of Directors recommends that our shareholders vote FOR the approval of an amendment to the Existing Articles to provide for exculpation of officers as permitted by Texas and Virginia Law.

In 2025, the State of Texas (one state in which the Company is incorporated) enacted legislation that expands exculpation protection to officers, thereby enabling companies to eliminate the monetary liability of certain officers in certain circumstances, similar to the protection already afforded to directors under our Existing Articles as permitted by Texas law. To adopt such exculpation provisions, however, a corporation must make an affirmative election in its charter. Similar to Texas, Virginia (also where the Corporation is incorporated) law also permits exculpation of officers when stated in a corporation’s charter. The Exculpation Amendment does not permit the elimination of liability of officers for any breach of the duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith that constitute a breach of a duty of the officer to the Company or that involve intentional misconduct or a knowing violation of the law, for a transaction from which the officer received an improper benefit, or for an act or omission for which the liability of an officer is expressly provided by statute. Taking into account the narrow class and type of claims for which officers would be exculpated, and the benefits our Board of Directors believes would accrue to the Company and its shareholders - enhancing our ability to attract and retain talented officers and potentially reducing future litigation costs associated with frivolous lawsuits - our Board of Directors determined that the Exculpation Amendment is advisable and in the best interests of the Company and its shareholders.
Please see Appendix C which sets forth the Exculpation Amendment and marks those changes specifically.
Approval of the Exculpation Amendment requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of the Company’s common stock entitled to vote. If the Exculpation Amendment is approved, it will become effective upon filing of an appropriate certificate with the Secretary of State of the State of Texas and upon issuance of a Certificate of Restatement by the Commonwealth of Virginia State Corporation Commission. We anticipate making the necessary filings as soon as practicable following shareholder approval of the Exculpation Amendment. All other sections of the Existing Articles would be maintained in their current form (except to the extent an amendment is approved pursuant to Proposals 4, 5, 7 or 8). For the avoidance of doubt, approval of the proposed amendments contained in Proposals 4, 5, 7 or 8 by the shareholders would not impact the Exculpation Amendment.
Our Board of Directors reserves the right to elect to abandon the Exculpation Amendment at any time before it becomes effective even if it is approved by the shareholders. If the shareholders do not approve the Exculpation Amendment our Existing Articles would remain in effect in their entirety (except to the extent they are amended pursuant to Proposals 4, 5, 7 or 8).

2026 Proxy Statement	63

Proposal 7

Approval of Amendment to the Articles of Incorporation to Clarify the Indemnification Provisions
The Board of Directors has unanimously approved, and recommends that shareholders approve, an amendment to the Existing Articles to be contained in an Amended and Restated Charter which would clarify the indemnification and advancement of expense provisions consistent with the Texas Business Organizations Code and Virginia Stock Corporation Act and current best practices by publicly traded corporations (the “Indemnification Amendment”).
The Board of Directors recommends that our shareholders vote FOR the approval of an amendment to the Existing Articles of Incorporation to clarify the indemnification provisions.

The indemnification provisions in the Existing Articles provide for indemnification and advancement of expenses to the fullest extent permitted by law, but typically these provisions work together with a company’s bylaw provisions such that a company’s charter is broadly permissive, providing for indemnification and advancement of expenses to the fullest extent permitted by law, but refers to the bylaws for more detailed provisions regarding administrative procedure for indemnification and advancement of expenses. Adopting this structure would allow the Company to update procedural requirements related to indemnification and advancement of expenses from time to time in the Company’s Bylaws without need for an amendment to the charter. For these reasons, our Board of Directors determined that the Indemnification Amendment is advisable and in the best interests of the Company and its shareholders.
Please see Appendix D which sets forth the Indemnification Amendment and marks those changes specifically.
Approval of the Indemnification Amendment requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of the Company’s common stock entitled to vote. If the Indemnification Amendment is approved, it will become effective upon filing of an appropriate certificate with the Secretary of State of the State of Texas and upon issuance of a Certificate of Restatement by the Commonwealth of Virginia State Corporation Commission. We anticipate making the necessary filings as soon as practicable following shareholder approval of the Indemnification Amendment. All other sections of the Existing Articles would be maintained in their current form (except to the extent an amendment is approved pursuant to Proposals 4, 5, 6 or 8). For the avoidance of doubt, approval of the proposed amendments contained in Proposals 4, 5, 6, or 8 by the shareholders would not impact the Indemnification Amendment.
Our Board of Directors reserves the right to elect to abandon the Indemnification Amendment at any time before it becomes effective even if it is approved by the shareholders. If the shareholders do not approve the Indemnification Amendment our Existing Articles would remain in effect in their entirety (except to the extent they are amended pursuant to Proposals 4, 5, 6 or 8).

64	Atmos Energy

Proposal 8

Approval of Amendment to the Articles of Incorporation to Remove Obsolete Provisions and Make Certain Other Clarifying, Technical, and Conforming Changes
The Board of Directors has unanimously approved, and recommends that shareholders approve amendments to the Existing Articles to be contained in an Amended and Restated Charter that conform the language to the requirements of the Texas Business Organizations Code (“TBOC”), including, in the case of the Amended and Restated Certificate of Formation to be filed in the State of Texas only, using the terminology “certificate of formation” in lieu of “articles of incorporation.” The Board of Directors has also unanimously approved, and recommends that shareholders approve, amendments to remove redundant references to the “Texas For-profit Corporation Law.” Other clarifying, technical, and conforming changes unanimously approved by the Board of Directors and recommended to shareholders to approve include (A) the addition of the phrase “or her” following “his” when referring to directors, (B) in the case of the Amended and Restated Certificate of Formation to be filed in the State of Texas only: (i) removal of language in the Existing Articles referring to the number of directors in office upon the filing of the Existing Articles, (ii) removal of the names and address of the directors at the time of the adoption of the Existing Articles, and (iii) removal of references to the Company’s registered office and registered agent in the Commonwealth of Virginia, and (C) in the case of the Restated Articles of Incorporation to be filed with the Commonwealth of Virginia only, removal of references to the Company’s registered office and registered agent in the State of Texas and the Commonwealth of Virginia (all the changes included in this Proposal 8 being collectively referred to as the “Clean-Up Amendments”).

The Board of Directors recommends that our shareholders vote FOR the approval of an amendment to the Existing Articles to remove obsolete provisions and make certain other clarifying, technical, and conforming changes.

Effective January 1, 2010, the Texas Business Corporation Act was replaced by the TBOC. One of the most significant impacts of the adoption of the TBOC was the standardization of the statutory terminology relating to Texas corporations and other business entities. For example, the TBOC provides that the charter for a corporation is referred to as a “certificate of formation,” whereas the charter of a corporation such as the Company was previously referred to as “articles of incorporation.” In recognition of the benefit of cleaning up outdated provisions in the Existing Articles, our Board of Directors determined that the Clean-Up Amendments are advisable and in the best interest of the Company and its shareholders.
Please see Appendix E which sets forth the Clean-Up Amendments to the Amended and Restated Certificate of Formation to be filed in the State of Texas and Appendix F which sets forth the Clean-Up Amendments to the Restated Articles of Incorporation to be filed in the Commonwealth of Virginia, and, in each case, marks those changes specifically.
Approval of the Clean-Up Amendments requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of the Company’s common stock entitled to vote. If the Clean-Up Amendments are approved, they will become effective upon filing of an appropriate certificate with the Secretary of State of the State of Texas and upon the issuance of a Certificate of Restatement by the Commonwealth of Virginia State Corporation Commission. We anticipate making the necessary filings as soon as practicable following shareholder approval of the Clean-Up Amendments. All other sections of the Existing Articles would be maintained in their current form (except to the extent an amendment is approved pursuant to Proposals 4, 5, 6 or 7). For the avoidance of doubt, approval of the proposed amendments contained in Proposals 4, 5, 6, or 7 by the shareholders would not impact the Clean-Up Amendments.
Our Board of Directors reserves the right to elect to abandon the Clean-Up Amendments at any time before they become effective even if they are is approved by the shareholders. If the shareholders do not approve the Clean Up Amendments our Existing Articles would remain in effect in their entirety (except to the extent they are amended pursuant to Proposals 4, 5, 6 or 7).

2026 Proxy Statement	65

Beneficial Ownership of Common Stock

Security Ownership of Certain Beneficial Owners
The following table lists the beneficial ownership with respect to each person known by us to be the beneficial owner of more than 5% of any class of our voting securities as of December 12, 2025:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent (%) of Class(a)
Common stock	The Vanguard Group, Inc.(b) 100 Vanguard Blvd. Malvern, PA 19355	19,344,837	12.0%
Common stock	BlackRock, Inc.(c) 50 Hudson Yards New York, NY 10001	12,840,023	7.9%
Common stock	State Street Corporation(d) State Street Financial Center One Congress Street Boston, MA 02114	11,101,980	6.9%
Common stock	Capital International Investors(e) 333 South Hope Street 55th Floor Los Angeles, California 90071	10,534,540	6.5%
Common stock	Wellington Management Group LLP and certain affiliates(f) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	10,467,844	6.5%
(a)The percent of voting securities is based on the number of outstanding shares of our common stock as of December 12, 2025.
(b)As reported in a Schedule 13G filed with the SEC on February 13, 2024, for the period ending December 31, 2023, The Vanguard Group, Inc. has shared voting power over 261,853 shares, sole dispositive power over 18,618,661 shares, and shared dispositive power over 726,176 shares.
(c)As reported in a Schedule 13G filed with the SEC on January 25, 2024, for the period ending December 31, 2023, BlackRock, Inc. has sole voting power over 11,743,223 shares and sole dispositive power over 12,840,023 shares.
(d)As reported in a Schedule 13G filed with the SEC on January 25, 2024, for the period ending December 31, 2023, State Street Corporation has sole voting power over 8,038,470 shares and shared dispositive power over 11,078,416 shares.
(e)As reported in a Schedule 13G filed with the SEC on May 13, 2025, for the period ending March 31, 2025, Capital International Investors has sole voting power over 10,525,153 shares and sole dispositive power over 10,534,540 shares.
(f)As reported in a Schedule 13G filed with the SEC on November 12, 2025, for the period ending September 30, 2025, in which each of Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP reported that it had shared voting power over 9,617,937 shares and shared dispositive power over 10,467,828 shares. Wellington Management Company LLP reported that as of September 30, 2025, it had shared voting power over 9,238,809 shares and shared dispositive power over 9,399,226 shares.

66	Atmos Energy

Beneficial Ownership of Common Stock
Security Ownership of Directors, Nominees, and Executive Officers
The following table lists the beneficial ownership of our common stock, the only class of securities issued and outstanding, with respect to all our directors and nominees for director, our named executive officers, and all our directors and executive officers as a group as of December 12, 2025. Except as otherwise noted, the directors, nominees and executive officers, individually or as a group, have sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(#)(a)		Percent (%) of Class(b)
J. Kevin Akers	173,855	(c)
John C. Ale	3,905	(d)
Jessica W. Bateman	—	(c)
Kim R. Cocklin	172,632	(d)
Kelly H. Compton	16,452	(d)
Mitzi H. Coogler	—
Sean Donohue	9,756	(d)
Christopher T. Forsythe	61,037	(c)
Rafael G. Garza	21,813	(d)
Edward J. Geiser	5,849	(d)
Karen E. Hartsfield	38,788	(c)
John S. McDill	42,506	(c)
Nancy K. Quinn	74,708	(d)
Richard A. Sampson	41,767	(d)
Telisa Toliver	2,131	(d)
William J. Ware	24,235
Frank Yoho	11,393	(d)
All directors, nominees and executive officers as a group (17 individuals)(b)(c)(d)	700,827		0.43%
(a)These shares of our common stock are owned directly by each listed person, including shares held in our RSP, and by members of his or her household and are held individually, jointly or pursuant to a trust agreement, an IRA or other type of arrangement.
(b)The percentage of shares beneficially owned by any individual does not exceed 1% of the class so owned.
(c)Includes vested time-based restricted stock units due to retirement eligibility in the following respective amounts: Mr. Akers, 35,455 units; Mr. McDill, 5,770 units; and Ms. Hartsfield, 5,770 units. Does not include unvested time-based restricted stock units in the following respective amounts: Mr. Forsythe, 8,290 units; and Ms. Bateman, 8,955 units.
(d)Includes cumulative number of share units, with no voting rights, credited to the following directors under our Directors Plan and LTIP in the following respective amounts: Mr. Ale, 3,905 units; Ms. Compton, 9,133 units; Mr. Donohue, 8,872 units; Mr. Garza, 21,747 units; Mr. Geiser, 3,247 units; Ms. Quinn, 74,708 units; Mr. Sampson, 31,493 units; Ms. Toliver, 2,131 units; and Mr. Yoho, 8,393 units. Does not include unvested time-based restricted stock units in the following respective amounts: Mr. Ale, 1,082 units; Mr. Cocklin, 1,082 units; and Ms. Compton, 1,082 units.

2026 Proxy Statement	67

Information About the Annual Meeting

What are the details of the Annual Meeting?
Our 2026 annual meeting of shareholders will be held virtually by means of a webcast on Wednesday, February 4, 2026, at 9:00 a.m. Central Standard Time. There will be no physical meeting location.
Will the proxy materials be available on the internet?
To reduce costs and conserve resources, we send the majority of our shareholders a Notice Regarding the Availability of Proxy Materials (“Meeting Notice”) in lieu of a paper copy of our proxy materials. The Meeting Notice contains instructions to:
•Electronically access our proxy statement and our 2025 Annual Report to Shareholders and Form 10-K;
•Vote via the internet, by telephone, or by mail; and
•Receive a paper copy of our proxy materials by mail, if desired.
How do I access the webcast?
Access to the webcast will open approximately fifteen minutes prior to the start of the annual meeting to allow time for you to log in and test your computer audio system. We encourage you to access the meeting prior to the start time.
To attend and participate in the annual meeting, log in at www.virtualshareholdermeeting.com/ATO2026. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials.
Technicians will be available to assist you with any technical difficulties you may experience when trying to access the virtual meeting. If you experience any such difficulties, please call the support number posted on the virtual shareholder meeting login page at www.virtualshareholdermeeting.com/ATO2026.
How can we ask questions?
If you have a question pertaining to the business of the Annual Meeting, you must submit it in advance of the Annual Meeting by visiting www.virtualshareholdermeeting.com/ATO2026. Questions may be submitted until 6:00 p.m., Eastern Time, on February 1, 2026. You should have your proxy card or voting instruction form in hand when you access the website and follow the instructions. Each shareholder will be limited to no more than one question. Questions pertinent to the business of the Annual Meeting will be read aloud and answered, subject to time constraints, after the end of the business portion of the Annual Meeting.
Are there any other voting matters?
Proxy Information. On or about December 19, 2025, we began distributing to each shareholder entitled to vote at the annual meeting either (i) the Meeting Notice or (ii) this proxy statement, a proxy card, and our 2025 Annual Report. Shares represented by a properly executed and timely received proxy will be voted in accordance with instructions provided by the shareholder. If a properly executed and timely received proxy contains no specific voting instructions, the shares represented by any such proxy will be voted in accordance with the recommendations of the Board. Proxies are solicited by the Board.
Shareholders Entitled to Vote. Shareholders of record of our common stock at the close of business on the record date of December 12, 2025, are eligible to vote on the internet, by telephone, by mail, or at the virtual annual shareholder meeting using the unique control number assigned to him or her. On that date, 161,747,997 shares of common stock were outstanding. Each share of common stock entitles the holder to one vote on the items of business to be considered at the annual meeting. A list of our shareholders as of the record date will be available and may be inspected for a period of at least 10 days prior to the virtual annual meeting. If you wish to inspect the shareholder list, contact our Investor Relations Department at (972) 855-3729.
Vote Required for Items of Business. The presence, in person or by proxy, of holders of a majority of the Company’s outstanding shares of common stock is required to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes (explained below) are counted for purposes of determining the presence or absence of a quorum. Under Texas and Virginia law and the Company’s Articles of Incorporation and Bylaws, if a quorum is present at the meeting:
•Proposal One—nominees for election as directors will be elected to the Board if the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the meeting cast votes “for” each such nominee;
•Proposal Two—ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2026 will be approved if the votes cast in favor exceed the votes cast in opposition;
•Proposal Three—the advisory vote on the compensation of the named executive officers (“Say-on-Pay”) disclosed in the proxy statement will be approved if the votes cast in favor exceed the votes cast in opposition;
•Proposals Four through Eight—the amended and restated Company charter will be approved if more than two-thirds of the outstanding shares entitled to vote cast votes “for” such amended and restated Company charter.

68	Atmos Energy

Information About the Annual Meeting
Abstentions and Broker Non-Votes. For Proposal One, abstentions will have the same effect as an against vote. For Proposals Two and Three, abstentions will have no effect on the voting outcome of such proposals. For Proposals Four through Eight, abstentions will have the same effect as a vote against such proposals. Broker non-votes, if any, will have no effect on the voting outcome of Proposals One through Three and will have the same effect as a vote against Proposals Four through Eight.
Brokers and other share custodians must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers or share custodians do not receive specific instructions, they may in some cases vote the shares in their discretion but are not permitted to vote on certain proposals and may elect not to vote on any of the proposals unless you provide voting instructions. If you do not provide voting instructions and the broker or share custodian elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the broker or share custodian does not vote.
Revocation of Proxies. Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the annual meeting or by timely executing and delivering, by internet, telephone, or mail, or at the annual meeting, another proxy dated as of a later date.
Proxy Solicitation
All expenses of soliciting proxies will be paid by the Company. Proxies may be solicited personally, or by telephone, mail, email, or the internet, by employees or directors of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $10,000 for assistance by Morrow Sodali LLC, 333 Ludlow Street, Stamford, CT 06902, in the solicitation of proxies. In addition, the Company will reimburse brokers, banks, and other persons holding shares as nominees for their expenses related to sending material to their principals and obtaining their proxies.
Shareholder Proposals for the 2027 Annual Meeting
Rule 14a-8 Shareholder Proposals. If a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at the 2027 Annual Meeting, under the rules of the SEC, the proposal must be received by the Corporate Secretary at our principal executive offices on or before the close of business on August 21, 2026 (the 120th day before the one-year anniversary date of the release of these proxy materials to shareholders). The submission of a shareholder proposal pursuant to Rule 14a-8 does not guarantee that it will be included in the Company’s proxy statement and form of proxy.
Advance Notice Shareholder Proposals or Nominations. The Company’s Bylaws require advance notice for any business to be brought before a meeting of shareholders. For business, including director nominations, to be properly brought before the 2027 Annual Meeting by a shareholder, written notice of the shareholder proposal or director nomination must be received by the Corporate Secretary at our principal executive offices no earlier than the close of business on October 7, 2026 (the 120th day before the one-year anniversary date of the 2026 Annual Meeting) and no later than the close of business on November 6, 2026 (the 90th day before the one-year anniversary date of the 2026 Annual Meeting). If, however, the annual meeting is called for a date that is not within 30 days before or after such one-year anniversary of the 2026 Annual Meeting or if no annual meeting was held in 2026, then to be considered timely, any shareholder’s notice of a proposal or director nomination must be delivered not earlier than the close of business on the 120th day prior to the date of the 2027 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the 2027 Annual Meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of the 2027 Annual Meeting, the 10th day following the day on which we first make a public announcement of the date of the 2027 Annual Meeting. The shareholder’s notice to the Corporate Secretary must comply with the Company’s Bylaws, which include information required under Rule 14a-19.

2026 Proxy Statement	69

Information About the Annual Meeting
Annual Report
You may obtain a copy of our 2025 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, including the financial statements and notes thereto, free of charge on our website or by contacting us as noted below. In addition, the exhibits of the Annual Report on Form 10-K for the fiscal year ended September 30, 2025, are available upon payment of charges that approximate our cost of reproduction. If you would like to receive a copy of these exhibits, or our 2025 Annual Report, please visit our website at www.atmosenergy.com, call Investor Relations at 972-855-3729 or mail your written request to Investor Relations, Atmos Energy Corporation, 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240.
Other Business
In the event that any matter not described herein is properly presented for a shareholder vote at the annual meeting, or any adjournment thereof, the persons named in the form of proxy will vote in accordance with their best judgment. At the time this proxy statement went to press, the Company knew of no other matters that might be presented for shareholder action at the annual meeting.
By Order of the Board of Directors,
Jessica W. Bateman
Senior Vice President, General Counsel
and Corporate Secretary
Dallas, Texas
December 19, 2025

We encourage you to receive all proxy materials in the future electronically to help us save on printing costs and postage fees, as well as to conserve natural resources in producing and distributing these materials. If you wish to receive these materials electronically for next year’s annual meeting, please follow the instructions on the proxy card.

70	Atmos Energy

Appendix A

Amendment to Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock
ARTICLE VII.
1.    Capitalization.
The aggregate number of shares which the Corporation shall have the authority to issue is ~~Two~~Four Hundred Million (~~2~~400,000,000) shares of Common Stock having no par value.

2026 Proxy Statement	A-1

Appendix B

Amendment to Articles of Incorporation to Provide for Plurality Voting in the Event of a Contested Election
ARTICLE VI.
2.    Election and Term. ~~All directors elected at the 2010 annual meeting of shareholders shall be elected for terms of three years and until their successors shall be elected and qualified. Beginning with the 2011 annual meeting of shareholders, and at each annual meeting of shareholders thereafter, a~~All directors elected at the annual meeting of shareholders shall be elected for a one-year term expiring at the next annual meeting of shareholders. Directors shall be elected by a majority of the votes cast by the holders of the shares of Common Stock entitled to vote in the election of directors and represented in person or by proxy at a meeting of shareholders at which a quorum is present; provided that, in a contested election of directors where the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast by the holders of~~vote of~~ the shares of the Common Stock entitled to vote in the election of directors and represented in person or by proxy at a meeting of shareholders at which a quorum is present. Each director ~~who is serving as a director immediately following the 2011 annual meeting of shareholders, or is thereafter elected a director,~~shall hold office until the expiration of the term for which he or she was elected, and until his or her successor shall be elected and shall qualify, or until his or her earlier death, resignation, retirement, removal or disqualification from office.

B-1	Atmos Energy

Appendix C

Amendment to Articles of Incorporation to Limit the Liability of Certain Officers as Permitted by Texas and Virginia Law
ARTICLE X.
No director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in such director’s or officer's capacity as a director or officer, as applicable, except for liability for (i) a breach of the director’s or officer's duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director or officer to the Corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director or officer received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s or officer's ~~office~~duties; or (iv) an act or omission for which the liability of a director or officer is expressly provided by statute~~; or (v) an act related to an unlawful stock repurchase or payment of a dividend~~. If the laws of the State of Texas or the Commonwealth of Virginia are hereafter amended to authorize corporate action further eliminating or limiting the personal liability of a director or officer of the Corporation, then the liability of a director or officer of the Corporation shall thereupon automatically be eliminated or limited to the fullest extent permitted by the laws of the State of Texas and the Commonwealth of Virginia. Any repeal or modification of this Article X by the shareholders of the Corporation shall not adversely affect any right or protection of a director or officer existing at the time of such repeal or modification with respect to such events or circumstances occurring or existing prior to such time.

2026 Proxy Statement	C-1

Appendix D

Amendment to Articles of Incorporation to Clarify the Indemnification Provisions
ARTICLE IX.
Subject to the terms and conditions set forth in the Corporation’s bylaws, t~~T~~he Corporation shall indemnify, to the fullest extent permitted by law, as it presently exists or may hereafter be amended from time to time, any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, by reason of the fact that such person is or was a director or officer of the Corporation, or, while such person was a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise~~, against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including attorney's fees) actually incurred by such person in connection with such action, suit, or proceeding~~. In addition to the foregoing, and subject to the terms and conditions set forth in the Corporation’s bylaws, the Corporation shall, upon request of any such person described above and to the fullest extent permitted by law, pay or reimburse the reasonable expenses incurred by such person in any action, suit, or proceeding described above in advance of the final disposition of such action, suit, or proceeding.

D-1	Atmos Energy

Appendix E

Amendment to Texas Articles of Incorporation to Remove Obsolete Provisions and Make Certain Other Clarifying, Technical, and Conforming Changes
ARTICLE II.
The purposes for which the Corporation is organized are the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Organizations Code ~~and the Texas For-profit Corporation Law as defined therein~~, including, but not limited to, the transportation and distribution of natural gas by pipeline as a public utility, except that with respect to the Commonwealth of Virginia, the Corporation may only conduct such business as is permitted to be conducted by a public service company engaged in the transportation and distribution of natural gas by pipeline.
ARTICLE III.
The Corporation is incorporated in the State of Texas and the Commonwealth of Virginia. The post office address of the registered office of the Corporation in the State of Texas is 211 E. 7ᵗʰ Street, Suite 620, Austin, Texas 78701-3218, and the registered agent for service of the Corporation at the same address is Corporation Service Company, d/b/a CSC-Lawyers Incorporating Service Company. ~~The post office address of the registered office of the Corporation in the Commonwealth of Virginia is Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219-4074, and the registered agent for service of the Corporation at the same address is Allen C. Goolsby, III, such registered agent being a resident of the Commonwealth of Virginia and a member of the Virginia State Bar.~~
ARTICLE VI.
1.    Number of Directors. ~~The number of directors constituting the present board of directors is thirteen (13); however, thereafter t~~The number of directors constituting the Board of Directors shall be fixed by the ~~B~~bylaws of the Corporation. No director shall be removed during his or her term of office except for cause and by the affirmative vote of the holders of seventy-five percent (75%) of the shares then entitled to vote at an election of directors. ~~The names and street addresses of the persons who are to serve as directors until the next annual meeting of the shareholders or until their successors are duly elected and qualified are as follows:~~
~~Name                                           Street Address~~
~~Robert W. Best                             5430 LBJ Freeway, Suite 160, Dallas, TX 75240~~
~~Richard W. Cardin                        5430 LBJ Freeway, Suite 160, Dallas, TX 75240~~
~~Kim R. Cocklin                              5430 LBJ Freeway, Suite 160, Dallas, TX 75240~~
~~Richard W. Douglas                      5430 LBJ Freeway, Suite 160, Dallas, TX 75240~~
~~Ruben E. Esquivel                        5430 LBJ Freeway, Suite 160, Dallas, TX 75240~~
~~Richard K. Gordon                        5430 LBJ Freeway, Suite 160, Dallas, TX 75240~~
~~Robert C. Grable                          5430 LBJ Freeway, Suite 160, Dallas, TX 75240~~
~~Dr. Thomas C. Meredith                5430 LBJ Freeway, Suite 160, Dallas, TX 75240~~
~~Phillip E. Nichol                             5430 LBJ Freeway, Suite 160, Dallas, TX 75240~~
~~Nancy K. Quinn                            5430 LBJ Freeway, Suite 160, Dallas, TX 75240~~
~~Stephen R. Springer                     5430 LBJ Freeway, Suite 160, Dallas, TX 75240~~
~~Charles K. Vaughan                      5430 LBJ Freeway, Suite 160, Dallas, TX 75240~~
~~Richard Ware II                             5430 LBJ Freeway, Suite 160, Dallas, TX 75240~~
ARTICLE VII.
2.    Designation and Statement of Preferences, Limitations and Relative Rights of Common Stock.
2.01    Subject to the provisions of law, including the Texas Business Organizations Code ~~and the Texas For-profit Corporation Law as defined therein,~~ and the Virginia Stock Corporation Act, and to the conditions set forth in any law, including by resolution of the Board of Directors of the Corporation, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of any funds legally available therefor.

2026 Proxy Statement	E-1

Appendix F

Amendment to Virginia Articles of Incorporation to Remove Obsolete Provisions and Make Certain Other Clarifying, Technical, and Conforming Changes
ARTICLE II.
The purposes for which the Corporation is organized are the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Organizations Code ~~and the Texas For-profit Corporation Law as defined therein~~, including, but not limited to, the transportation and distribution of natural gas by pipeline as a public utility, except that with respect to the Commonwealth of Virginia, the Corporation may only conduct such business as is permitted to be conducted by a public service company engaged in the transportation and distribution of natural gas by pipeline.
ARTICLE III.
The Corporation is incorporated in the State of Texas and the Commonwealth of Virginia. ~~The post office address of the registered office of the Corporation in the State of Texas is 211 E. 7ᵗʰ Street, Suite 620, Austin, Texas 78701-3218, and the registered agent for service of the Corporation at the same address is Corporation Service Company, d/b/a CSC-Lawyers Incorporating Service Company. The post office address of the registered office of the Corporation in the Commonwealth of Virginia is Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219-4074, and the registered agent for service of the Corporation at the same address is Allen C. Goolsby, III, such registered agent being a resident of the Commonwealth of Virginia and a member of the Virginia State Bar.~~
ARTICLE VI.
1.    Number of Directors. The number of directors constituting the Board of Directors shall be fixed by the ~~B~~bylaws of the Corporation. No director shall be removed during his or her term of office except for cause and by the affirmative vote of the holders of seventy-five percent (75%) of the shares then entitled to vote at an election of directors.
ARTICLE VII.
2.    Designation and Statement of Preferences, Limitations and Relative Rights of Common Stock.
2.01    Subject to the provisions of law, including the Texas Business Organizations Code ~~and the Texas For-profit Corporation Law as defined therein,~~ and the Virginia Stock Corporation Act, and to the conditions set forth in any law, including by resolution of the Board of Directors of the Corporation, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of any funds legally available therefor.

F-1	Atmos Energy

ATMOS energy®

FSC
www.fsc.org
MIX
Paper from
responsible sources
FSC®

ATMOS energy

ATMOS ENERGY CORPORATION
C/0 BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on February 3, 2026 for shares held directly and by 11:59 p.m. Eastern Time on January 30, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ATO2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on February 3, 2026 for shares held directly and by 11:59 p.m. Eastern Time on January 30, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V82235-P40464 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ATMOS ENERGY CORPORATION

Vote on Directors

The Board of Directors recommends that you vote FOR the following listed nominees:

1. ELECTION OF DIRECTORS

Nominees:

		For	Against	Abstain
1a.	J. Kevin Akers	☐	☐	☐
1b.	John C. Ale	☐	☐	☐
1c.	Kim R. Cocklin	☐	☐	☐
1d.	Kelly H. Compton	☐	☐	☐
1e.	Mitzi H. Coogler	☐	☐	☐
1f.	Sean Donohue	☐	☐	☐
1g.	Rafael G. Garza	☐	☐	☐
1h.	Edward J. Geiser	☐	☐	☐
1i.	Nancy K. Quinn	☐	☐	☐
1j.	Telisa Toliver	☐	☐	☐

ELECTION OF DIRECTORS CONTINUED

		For	Against	Abstain
1k.	William J. Ware	☐	☐	☐
1l.	Frank Yoho	☐	☐	☐

Vote on Other Company Proposals

The Board of Directors recommends that you vote FOR proposals 2-8.

		For	Against	Abstain
2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2026.	☐	☐	☐
3.	Proposal for an advisory vote by shareholders to approve the compensation of the Company's named executive officers for fiscal 2025 ("Say-on-Pay").	☐	☐	☐
4.	Proposal to amend the Articles of Incorporation ("Articles") to increase the number of authorized shares of common stock.	☐	☐	☐
5.	Proposal to amend the Articles to provide for plurality voting in the event of a contested election.	☐	☐	☐
6.	Proposal to amend the Articles to limit the liability of certain officers as permitted by Texas and Virginia law.	☐	☐	☐
7.	Proposal to amend the Articles to clarify the indemnification provisions.	☐	☐	☐
8.	Proposal to amend the Articles to remove obsolete provisions and make certain other clarifying, technical, and conforming changes.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The Notice and Proxy Statement and our Annual Report, including our Form 10-K, are available at *www.proxyvote.com*.

Please date, sign and mail your proxy card back as soon as possible!
Annual Meeting of Shareholders
ATMOS ENERGY CORPORATION
February 4, 2026

-Please Detach and Mail in Envelope Provided-

V82236-P40464

ATMOS ENERGY CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
FEBRUARY 4, 2026

The undersigned hereby appoints Jessica W. Bateman and Ashley A. Burton, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Atmos Energy Corporation to be held virtually at 9:00 a.m. Central Standard Time on February 4, 2026, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters listed on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ATMOS ENERGY CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION TO THE BOARD AND FOR PROPOSALS 2 THROUGH 8. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission, and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).

Retirement Savings Plan Participants. This card also constitutes voting instructions by the undersigned participant to the trustee of the Atmos Energy Corporation Retirement Savings Plan and Trust ("Plan") for all shares votable by the undersigned Plan participant. The undersigned on the reverse side of this card authorizes and instructs the Atmos Energy Corporation Qualified Retirement Plans and Trusts Committee, as trustee of the Plan ("Trustee"), to vote all shares of the common stock of Atmos Energy Corporation allocated to the undersigned's account under the Plan (as shown on the reverse side) at the 2026 annual meeting of shareholders, or at any adjournment thereof, in accordance with the instructions on the reverse side. The Trustee will vote these shares as directed, provided your voting instructions are received over the Internet, by telephone or through the mail on your proxy card by 11:59 p.m. Eastern Time on January 30, 2026. All shares of Atmos Energy common stock for which the Trustee has not received timely instructions shall be voted or exercised by the Trustee in its best judgment. All voting instructions for shares held in the Plan shall be confidential. State Street Global Advisors Trust Company ("State Street") is the independent fiduciary for purposes of ensuring the confidentiality of the Plan participant voting process. Please notify State Street, in writing, if you have specific confidentiality concerns relating to exercising your right to direct the Trustee to: Sydney Marzeotti, Vice President, State Street Global Advisors Trust Company, 1 Congress Street, Boston, MA 02114.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING VIRTUALLY YOU ARE URGED TO COMPLETE THIS PROXY BY MAIL BY DATING, SIGNING AND PROMPTLY MAILING THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

Continued and to be signed on reverse side